UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2012

Dear Shareholder:

I am pleased to invite you to attend the annual meeting of shareholders of Leggett & Platt, Incorporated to be held on Thursday, May 10, 2012, at 10:00 a.m. Central Time, at the Company’s Wright Conference Center. Directions are included on the back cover of this Proxy Statement.

The Proxy Statement contains four proposals from our Board of Directors: (i) the election of twelve directors, (ii) the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012, (iii) the approval of the amendment and restatement of the Company’s Flexible Stock Plan, and (iv) an advisory vote to approve named executive officer compensation. The Board encourages you to vote FOR each of these proposals.

The Proxy Statement also contains a shareholder proposal seeking to add sexual orientation and gender identity to the Company’s written non-discrimination policy. For reasons explained in the Proxy Statement, the Board encourages you to vote AGAINST this proposal.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares online at www.eproxy.com/leg or by returning the enclosed proxy or voting instruction card. Specific instructions for these voting alternatives are contained on the proxy or voting instruction card.

I appreciate your continued interest in Leggett & Platt.

Sincerely,

LEGGETT & PLATT, INCORPORATED

Richard T. Fisher

Board Chair

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Wright Conference Center, No. 1 Leggett Road, Carthage, Missouri 64836, on Thursday, May 10, 2012, at 10:00 a.m. Central Time:

1.	To elect twelve directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012;

3.	To approve the amendment and restatement of the Company’s Flexible Stock Plan;

4.	To provide an advisory vote to approve named executive officer compensation;

5.	If presented at the meeting, to vote on a shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 5, 2012.

An Annual Report to Shareholders outlining the Company’s operations during 2011 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

John G. Moore

Secretary

Carthage, Missouri

March 30, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 10, 2012

The enclosed proxy materials and access to the proxy voting site are also available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement and Annual Report to Shareholders are available at:

www.leggett.com/proxy/2012/default.asp

The Company’s proxy voting site can be found at:

www.eproxy.com/leg

Leggett & Platt, Incorporated

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Why did I receive these materials?

The Board of Directors (the “Board”) of Leggett & Platt, Incorporated (the “Company” or “Leggett”) is providing these materials to you in connection with its solicitation of proxies for the Company’s annual meeting of shareholders on May 10, 2012. These materials were sent to shareholders on March 30, 2012. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2011, is enclosed in the same mailing with this proxy statement. The Company’s Proxy Statement and Annual Report to Shareholders (including Form 10-K) are also available at www.leggett.com/proxy/2012/default.asp. Information on our website does not constitute part of this proxy statement.

What business will be voted on at the annual meeting?

Shareholders will vote on the following proposals at the annual meeting:

•	Election of twelve directors.
•	Ratification of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2012.
•	Approval of the amendment and restatement of the Company’s Flexible Stock Plan.
•	Advisory vote to approve named executive officer compensation.
•	A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy, if presented at the meeting.
•	Any other business that is properly brought before the meeting.

The Board recommends that you vote FOR each of the director nominees, the ratification of PwC, the amendment of the Flexible Stock Plan, and the executive compensation package, and that you vote AGAINST the shareholder proposal. If you return a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendations.

What shares can I vote?

The only class of outstanding voting securities is the Company’s $.01 par value common stock. Each share of common stock issued and outstanding at the close of business on March 5, 2012 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the annual meeting. On the Record Date, we had 140,044,260 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes shares held directly in your name as the shareholder of record and shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.”

Shareholder of Record—If your shares are registered directly in your name with our transfer agent, Wells Fargo, you are the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner—If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares held in street name, and these proxy materials were forwarded to you from the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person unless you obtain a legal proxy from the broker, trustee, or nominee.

How do I submit my vote?

You may vote your shares (i) online at www.eproxy.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) in person at the meeting. If you vote by Internet, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement.

Can I change my vote?

Shareholder of Record—If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote online, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) completing a written ballot at the annual meeting.

Beneficial Owner—If you hold shares as the beneficial owner, you may change your vote (i) by submitting new voting instructions to your broker, trustee, or nominee or (ii) by voting in person at the annual meeting if you have obtained a legal proxy from your broker, trustee, or nominee.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the annual meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described below) are counted in determining a quorum. If a quorum is not present, the annual meeting will be adjourned for no more than 90 days to reach a quorum.

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either in person or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the Nominating & Corporate Governance Committee (the “N&CG Committee”) in order to be nominated for election as a director. If a nominee fails to receive a majority of the votes cast in the director election, the N&CG Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the Company’s next annual meeting and his or her successor is duly elected and qualified. If the Board accepts the director’s resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for ratification of the appointment of PwC as Leggett’s independent registered public accounting firm and for the shareholder proposal. For the approval of the amendment and restatement of the Company’s Flexible Stock Plan, NYSE rules require an additional level of shareholder approval—a majority of the votes cast must be in favor of the proposal and the total number of votes cast must be more than 50% of all shares entitled to vote on the proposal. Since the vote on named executive officer compensation is an advisory vote, the Board will give due consideration to the outcome; however, that proposal is not approved as such.

What is the effect of an “abstention” vote on the election of directors and other proposals?

A share voted “abstain” with respect to any proposal is considered present and entitled to vote with respect to that proposal. For the proposals requiring a majority vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a “broker non-vote?”

If you are the beneficial owner of shares held through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on “routine” proposals but not on “non-routine” proposals. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote, so they will not affect the outcome of the vote. All proposals on the agenda are non-routine, other than the ratification of PwC as the Company’s auditor.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling, and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders. If you choose to access proxy materials or vote online, you are responsible for any Internet access charges you may incur.

We have hired Georgeson Inc. to assist in the solicitation of proxies by mail, telephone, in person, or otherwise. Georgeson’s fees are expected to be $10,500 plus expenses. If necessary to assure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and plan to issue a press release immediately after the meeting. Within four business days after the annual meeting, we will file a Form 8-K reporting the vote count.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted “householding” which allows us, unless a shareholder withholds consent, to send one proxy statement and annual report to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you no longer want to participate in householding and wish to revoke your consent, call Wells Fargo Shareowner Services at 877-602-7615 or send written instructions to Wells Fargo Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide Leggett’s company number (203) and your 10-digit Wells Fargo account number which is printed at the top of your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, No. 1

Leggett Road, Carthage, MO 64836. You can also access a complete set of proxy materials (the Notice of Meeting, Proxy Statement, and Annual Report to Shareholders including Form 10-K) online at www.leggett.com/proxy/2012/default.asp. To ensure that you receive multiple copies in the future, please contact your broker or Wells Fargo at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s annual meeting or to nominate a director?

Shareholders may propose actions for consideration at future annual meetings either by presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett-search.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, No. 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement—If you intend to present a proposal at the 2013 annual meeting, the SEC requires that the Corporate Secretary receive the proposal at the address given above by November 30, 2012 for possible inclusion in the proxy statement. We will decide whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement—If you intend to present a proposal at the 2013 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 10, 2013 and no later than February 9, 2013. This notice must include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law. The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominee Included in Proxy Statement—If you wish to recommend a director candidate to the N&CG Committee for possible inclusion in the proxy statement, please see the requirements described under Consideration of Director Nominees and Diversity on page 7.

Director Nominee Not Included in Proxy Statement—If you intend to nominate a director candidate for election outside of the Company’s nomination process, our bylaws require that the Company receive timely notice of the nomination—no earlier than January 10, 2013 and no later than February 9, 2013. This notice must include the information specified in Section 2.2 of the bylaws, including your name and address, the number of shares you hold, and the name, address and occupation of each proposed nominee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Leggett has a long-standing commitment to sound corporate governance principles and practices. The Board has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, principal accounting officer and corporate controller. These documents are posted on our website at www.leggett-search.com/governance.

Director Independence

The Board reviews director independence annually and upon learning of any change in circumstances during the year that may affect a director’s independence. The Company has adopted director independence standards (the “Independence Standards”) that satisfy the NYSE listing standards. The Independence Standards are posted on our website at www.leggett-search.com/governance. A director who meets all the Independence Standards will be presumed to be independent.

While the Independence Standards help the Board to determine director independence, they are not the exclusive measure for doing so. The Board also reviews the relevant facts and circumstances of any material relationships between the Company and its directors during the independence assessment. Based on its review, the Board has determined that all of its non-management directors are independent (the director biographies accompanying Proposal 1 “Election of Directors” identify our independent and management directors).

All Audit Committee members meet the higher independence standard for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. All six members—Robert Brunner, Richard Fisher, Ray Griffith, Joseph McClanathan, Judy Odom, and Phoebe Wood—meet the SEC’s definition of an “audit committee financial expert.” None of the members serves on the audit committee of more than three public companies.

Independent Board Chair and Board Leadership Structure

Richard Fisher, a non-management director of the Company, was elected by the Board of Directors in 2008 to serve as the independent Board Chair. The Company has split the positions of Board Chair and Chief Executive Officer since 2006, when David Haffner was appointed Leggett’s CEO. During Mr. Haffner’s tenure as CEO, the Board has chosen as its Board Chair directors with a long view of Leggett’s evolution—Mr. Fisher has been a director since 1972 and his predecessor, Felix E. Wright, had been on the Board since 1977. The Board evaluates annually the responsibilities of the independent Board Chair and whether the separation of the chairmanship and CEO continues to best serve the Board and our shareholders. The Board does not have a fixed policy with respect to the separation of the Board Chair and the CEO and maintains the flexibility to make this determination on a case-by-case basis in a manner it deems in the Company’s best interests.

In accordance with our Corporate Governance Guidelines, non-management directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent, non-management directors (typically, these executive sessions take place at each regularly scheduled quarterly Board meeting). Mr.  Fisher presides over these meetings of the non-management directors.

Communication with the Board

Shareholders and all other interested parties may e-mail Mr. Fisher at boardchair@leggett.com. They can also write to Leggett & Platt Board Chair, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically sends Mr. Fisher all communications except items unrelated to Board functions (for example, advertisements and junk mail). In his discretion, Mr. Fisher may forward communications to the full Board or to any of the other independent directors for further consideration.

Board and Committee Composition and Meetings

The Board held five meetings in 2011, and its committees met the number of times listed in the table below. All directors attended at least 75% of the Board meetings and their respective committee meetings. Directors are expected to attend the Company’s annual meeting of shareholders, and all of them attended the 2011 annual meeting.

The Board has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee, and Executive Committee. Except for the Executive Committee (comprised of Richard Fisher—Chair, David Haffner and Maurice Purnell), each committee consists entirely of independent directors and operates under a written charter adopted by the Board. The Audit, Compensation and Nominating & Corporate Governance Committee charters are posted on our website at www.leggett-search.com/governance.

Audit Committee Judy C. Odom (Chair) Robert E. Brunner Richard T. Fisher Ray A. Griffith Joseph W. McClanathan Phoebe A. Wood Meetings in 2011: 6

The Audit Committee assists the Board in the oversight of:

•     Independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention, and performance.

•     Internal controls over financial reporting.

•     Guidelines and policies to govern risk assessment and management.

•     Performance of the Company’s internal audit function.

•     Integrity of the financial statements and external financial reporting.

•     Legal and regulatory compliance.

•     Complaints and investigations of any questionable accounting, internal control, or auditing matters.

Compensation Committee R. Ted Enloe, III (Chair) Robert E. Brunner Richard T. Fisher Joseph W. McClanathan Judy C. Odom Phoebe A. Wood Meetings in 2011: 6

The Compensation Committee assists the Board in the oversight and administration of:

•     Corporate goals and objectives regarding CEO compensation and evaluation of the CEO’s performance in light of those goals and objectives.

•     Non-CEO executive officer compensation.

•     Cash and equity compensation for directors.

•     Incentive compensation and equity-based plans that are subject to Board approval.

•     Grants of awards under bonus, option or other incentive plans required to comply with applicable tax laws.

•     Employment agreements and severance benefit agreements with the CEO and executive officers, as applicable.

•     Related person transactions of a compensatory nature.

Nominating & Corporate Governance Committee Maurice E. Purnell, Jr. (Chair) Ralph W. Clark Richard T. Fisher Joseph W. McClanathan Judy C. Odom Meetings in 2011: 2

The N&CG Committee assists the Board in the oversight of:

•     Corporate governance principles, policies and procedures.

•     Identifying qualified candidates for Board membership and recommending director nominees.

•     Director independence and related person transactions.

Board’s Oversight of Risk Management

The Audit Committee is responsible for oversight of our guidelines and policies to assess and manage risk. The Company’s CEO and other senior management are responsible for assessing and managing various risk exposures on a day-to-day basis. In 2003, we established the Enterprise Risk Management Committee (the “ERM Committee”) which is currently comprised of 13 executives and chaired by our CFO. The ERM Committee adopted guidelines by which the Company identifies, assesses, monitors and reports financial and non-financial risks material to the Company. The ERM Committee meets regularly throughout the year and provides an annual report to senior management and the Audit Committee of (i) the likelihood and significance of risks, (ii) the policies and guidelines regarding risk assessment and management, (iii) management’s steps to monitor and control risks, and (iv) an evaluation of the process. The Audit Committee reviews and discusses the report with management and the independent auditor.

An overall review of risk is inherent in the Board’s consideration of the Company’s strategies and other matters. In furtherance of this review, our CFO updates other senior managers and the entire Board every quarter on notable activities of the ERM Committee.

The Compensation Committee’s oversight of executive officer compensation, including the assessment of compensation risk for executive officers, is detailed in the Compensation Discussion & Analysis section on page 30. The Committee also assesses our compensation structure for employees generally and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors contributed to this determination:

•	We use a common annual incentive plan across all business units.
•	We use a combination of short-term and long-term incentive rewards that are tied to different measures of performance.
•	Our annual incentive plan and our omnibus equity plan contain clawback provisions that enable the Committee to recoup incentive payments.
•	Our employees below key management levels have a small percentage of their total pay in variable compensation.
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We promote an employee ownership culture to better align employees with shareholders, with approximately 3,200 employees contributing their own funds to purchase Company stock under various stock purchase plans.

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member had an interlocking relationship as described in Item 407(e)(4) of Regulation S-K.

Consideration of Director Nominees and Diversity

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. Following its evaluation, the N&CG Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card. This procedure is posted on the Company’s website at www.leggett-search.com/governance.

In the case of incumbent directors, the N&CG Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. The Company’s Bylaws and Corporate Governance Guidelines set the director retirement age at 72; however, the Board Chair, CEO or President may request a waiver for any director. At the request of Leggett’s CEO, the N&CG Committee recommended, and the full Board granted, retirement age waivers for Mr. Enloe, Mr. Fisher and Mr. Purnell so they may stand for re-election at the 2012 annual meeting.

In the case of new director candidates, the N&CG Committee first determines whether the nominee must be independent under NYSE rules, then identifies any special needs of the Board. The N&CG Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm.

The Board of Directors may also consider candidates to fill a vacancy in the Board outside of the annual shareholder meeting process. The N&CG Committee will use the same criteria as are used to evaluate a director nominee to be elected by shareholders. In the event of a vacancy to be filled by the Board, the N&CG Committee will recommend one or more candidates for election and proxies will not be solicited.

The N&CG Committee seeks to identify and recruit the best available candidates. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The N&CG Committee believes director candidates should have the following minimum qualifications:

•	Character and integrity.
•	A commitment to the long-term growth and profitability of the Company.

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A willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings.

•	Significant business or public experience relevant and beneficial to the Board and the Company.

In addition to the minimum qualifications described above, the N&CG Committee may also consider the following factors in evaluating candidates for recommendation to the Board:

•	Present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs.
•	Requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent.
•	Whether the candidate would be considered an “audit committee financial expert” or “financially literate” as described in NYSE listing standards, SEC rules and the Audit Committee charter.
•	Accomplishments of each candidate in his or her field.
•	Outstanding professional and personal reputation.
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Relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience, and familiarity with the products and processes used by the Company.

•	Ability to exercise sound business judgment.
•	Breadth of knowledge about issues affecting the Company.
•	Ability and willingness to contribute special competencies to Board activities.
•	A willingness to assume broad fiduciary responsibility.
•	Fit with the Company’s culture.

Following the N&CG Committee’s initial review of a candidate’s qualifications, one or more N&CG Committee members will interview the candidate. The N&CG Committee may arrange subsequent interviews with the Board Chair and/or members of the Company’s management. The N&CG Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, for candidates recommended by a shareholder.

Shareholders who wish to recommend candidates for the N&CG Committee’s consideration must submit a written recommendation to the Secretary of the Company at No. 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for the N&CG Committee’s consideration for the following year’s annual meeting of shareholders. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership.
•	Candidate’s name, address, phone number and age.
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A resume describing, at a minimum, the candidate’s educational background, occupation, employment history, and material outside commitments (memberships on other boards and committees, charitable foundations, etc.).

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A supporting statement which describes the shareholder’s and candidate’s reasons for nomination to the Board of Directors and documents the candidate’s ability to satisfy the director qualifications described above.

•	The candidate’s consent to a background investigation.
•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders.
•	Any other information that will assist the N&CG Committee in evaluating the candidate in accordance with this procedure.

The Corporate Secretary will promptly forward these materials to the N&CG Committee Chair and the Board Chair. The N&CG Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules.

Separate procedures apply if a shareholder wishes to nominate a director candidate for election at a meeting of shareholders. Those procedures, contained in our bylaws, are discussed in the Question and Answer section on page 4.

Although the N&CG Committee does not have a formal policy concerning its consideration of diversity in identifying director nominees, as the foregoing description of the N&CG Committee’s procedure for identifying and evaluating director candidates shows, the N&CG Committee develops the Board’s diversity by seeking candidates with business and public experience relevant to the Board’s current and anticipated needs as well as Leggett’s businesses. The N&CG Committee seeks to identify and recruit the best available candidates, without regard to race, color, religion, sex, ancestry, national origin or disability.

Transactions with Related Persons

According to the Corporate Governance Guidelines, the N&CG Committee reviews and approves or ratifies transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. If the transaction with related person concerns compensation, the review of the transaction falls to the Compensation Committee.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary of any current or proposed transaction that may be a related person transaction. The Corporate Secretary will determine if it is a related person transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee. Approval should be obtained in advance of a related person transaction whenever practicable. If it becomes necessary to approve a related person transaction between meetings, the Chair of the appropriate Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

The full policy for reviewing transactions with related persons, including categories of pre-approved transactions, is found in our Corporate Governance Guidelines (available on Leggett’s website at http://www.leggett-search.com/governance/ corporate-governance-guidelines.asp).

Each of the following transactions was approved in accordance with our Corporate Governance Guidelines.

•

We buy shares of our common stock from our employees from time to time. In 2011 and early 2012, we purchased shares from eight of our officers: 125,142 shares from David Haffner for a total of $3,299,970; 17,782 shares from Karl Glassman for $467,464; 40,000 shares from Matthew Flanigan for $978,355; 12,000 shares from Jack Crusa for $299,470; 16,000 shares from Joseph Downes for $420,615; 72,068 shares from Paul Hauser for $1,599,164; 5,000 shares from Dennis Park for $118,125; and 8,169 shares from John Moore for $185,016. All employees, including executive officers, pay a $25 administrative fee for each transaction. If the Company agrees to purchase stock before noon, the purchase price is the closing stock price on the prior business day; if the agreement is made after noon, the purchase price is the closing stock price on the day of purchase.

•

The Company employs certain relatives of its directors and executive officers, but only one had total compensation in excess of the $120,000 related person transaction threshold: Bren Flanigan, Director of Business Development – Industrial Materials, the brother of CFO Matt Flanigan, was hired in May 2011 and has an annual salary of $136,500 with a 25% annual incentive target.

Director Compensation

Our non-employee directors receive an annual retainer, consisting of a mix of cash and restricted stock as set forth below. Our employee directors (Mr. Haffner, Mr. Glassman and Mr. Flanigan) do not receive additional compensation for their Board service. Directors may elect to receive restricted stock units (“RSUs”) instead of restricted stock.

Electing RSUs enables directors to defer receipt of the shares for 2 to 10 years while accruing dividend equivalents at a 20% discount to market price over the deferral period. The restricted stock and RSUs vest one year after the grant date.

Item	Amount
Cash Compensation
Director Retainer (Non-Employee)	$50,000
Audit Committee Retainer
Chair	18,000
Member	8,000
Compensation Committee Retainer
Chair	15,000
Member	6,000
N&CG Committee Retainer
Chair	10,000
Member	5,000
Equity Compensation—Restricted Stock or RSUs
Independent Chair Retainer (including director retainer)	290,000
Director Retainer	125,000

The Compensation Committee reviews director compensation every year and recommends any changes to the full Board for consideration at its May meeting. The Committee considers national survey data and trends but does not target director compensation to any specific percentage of the median. In light of these considerations, the Compensation Committee recommended, and the Board approved, increasing the directors’ equity retainer by $15,000 and the independent chair’s equity retainer by $15,000. No change was made to the cash retainers for directors, committee members or the committee chairs. In addition, the stock ownership requirement for outside directors was increased from 3X to 4X their annual cash retainer.

Our non-employee directors’ 2011 compensation is set forth in the following table. Directors may elect to defer their cash compensation into a cash deferral arrangement, stock options or stock units under the Company’s Deferred Compensation Program, described on page 38. We also pay for all travel expenses the directors incur to attend Board meetings.

Director Compensation in 2011

Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Non-Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Robert E. Brunner	$64,000	$125,000		$5,076	$194,076
Ralph W. Clark	55,000	125,000	$4,241	15,973	200,214
R. Ted Enloe, III	65,000	125,000	4,998	21,381	216,379
Richard T. Fisher	69,000	290,000	440	18,484	377,924
Ray A. Griffith	58,000	125,000	988	20,897	204,885
Joseph W. McClanathan	69,000	125,000		5,076	199,076
Judy C. Odom	79,000	125,000	1,369	12,859	218,228
Maurice E. Purnell, Jr.	60,000	125,000	2,057	13,306	200,363
Phoebe A. Wood	64,000	125,000	5,870	38,623	233,493

(1)	These amounts include cash compensation deferred into stock units under our Deferred Compensation Program. Mr. Fisher deferred 20% of his cash compensation ($13,800); Mr. Griffith deferred 100% ($58,000); Ms. Odom deferred 25% ($19,750); and Ms. Wood deferred 100% ($64,000).

(2)	These amounts reflect the grant date fair value of the annual restricted stock or RSU awards, which was $125,000 for each director except Mr. Fisher, who received a restricted stock award of $290,000 for his service as the Board Chair. For a description of the assumptions used in calculating the grant date fair value, see Note L of the Company’s Annual Report on Form 10-K for the year ending December 31, 2011.

(3)	These amounts include above-market interest accrued on cash deferrals and the 20% discount on dividends paid on stock units acquired under our Deferred Compensation Program and RSUs.

(4)	Items in excess of $10,000 that are included in the total reported in this column consist of (i) dividends paid on the annual restricted stock or RSU awards and dividends paid on stock units acquired under our Deferred Compensation Program: Mr. Clark—$15,973, Mr. Enloe—$19,990, Mr. Fisher—$13,643, Mr. Purnell—$13,306, and Ms. Wood—$22,623; and (ii) the premium on stock units purchased with deferred cash compensation: Mr. Griffith—$14,500 and Ms. Wood—$16,000.

Seven of our non-employee directors held outstanding stock options as of December 31, 2011 as described in the following table. Options that were granted in lieu of cash compensation under our Deferred Compensation Program are listed separately in the “DC Options” column.

Director	Options	DC Options	Total
Ralph W. Clark	9,128	4,338	13,466
R. Ted Enloe, III	19,825	21,168	40,993
Richard T. Fisher	8,025		8,025
Joseph W. McClanathan	1,454		1,454
Judy C. Odom	6,007	5,076	11,083
Maurice E. Purnell, Jr.	24,376		24,376
Phoebe A. Wood	976		976

The non-employee directors held unvested stock or stock units as of December 31, 2011 as set forth below. These restricted stock shares and RSUs will vest on May 11, 2012.

Director	Restricted Stock	Restricted Stock Units
Robert E. Brunner	4,786
Ralph W. Clark		4,933
R. Ted Enloe, III		4,933
Richard T. Fisher	11,103
Ray A. Griffith		4,933
Joseph W. McClanathan	4,786
Judy C. Odom		4,933
Maurice E. Purnell, Jr.	4,786
Phoebe A. Wood		4,933

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

1

PROPOSAL ONE:    Election of Directors

At the annual meeting, 12 directors are nominated to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All the director nominees have been previously elected by our shareholders. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board. Our employment agreements with Mr. Haffner and Mr. Glassman provide that they may terminate their agreements if not re-elected as directors (see page 51 for a description of the agreements).

In recommending the slate of director nominees, our Board has chosen individuals of character and integrity, with a commitment to the long-term growth and profitability of the Company. Each of the nominees brings significant business or public experience relevant and beneficial to the Board and the Company, as well as a work ethic and disposition that foster the collegiality necessary for the Board and its committees to function efficiently and best represent the interests of our shareholders.

Robert E. Brunner Independent Director since 2009 Committees: Audit Compensation Age: 54

Professional Experience:

Mr. Brunner was the Executive Vice President of Illinois Tool Works (ITW), a diversified manufacturer of advanced industrial technology, from 2006 until his retirement was announced in 2011. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003.

Education:

Mr. Brunner holds a degree in finance from the University of Illinois and an MBA from Baldwin-Wallace College.

Public Company Boards:

Mr. Brunner currently serves as a director of NN, Inc., a global manufacturer of precision bearings and plastic, rubber and metal components.

Director Qualifications:

Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on operational and international issues.

Ralph W. Clark Independent Director since 2000 Committees: Nominating & Corporate Governance Age: 71

Professional Experience:

Mr. Clark has held various executive positions at International Business Machines Corporation (IBM) from 1988 until 1994, including Division President—General and Public Sector. He also served as Chairman of Frontec AMT Inc., a software company, from 1994 until his retirement in 1998 when the company was sold.

Education:

Mr. Clark holds a master’s degree in economics from the University of Missouri.

Director Qualifications:

Through Mr. Clark’s career with IBM and Frontec and his current board service with privately-held companies, he has valuable experience in general management, marketing, information technology, finance and strategic planning.

R. Ted Enloe, III Independent Director since 1969 Committees: Compensation, Chair Age: 73

Professional Experience:

Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. Previously, he served as President and Chief Executive Officer of Optisoft, Inc., a manufacturer of intelligent traffic systems, from 2003 to 2005. His former positions include Vice Chairman of the Board and member of the Office of the Chief Executive for Compaq Computer Corporation and President of Lomas Financial Corporation and Liberte Investors.

Education:

Mr. Enloe holds a degree in petroleum engineering from Louisiana Polytechnic University and a law degree from Southern Methodist University.

Public Company Boards:

Mr. Enloe currently serves as a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits, and Live Nation, Inc., a venue operator, promoter and producer of live entertainment events.

Director Qualifications:

Mr. Enloe’s professional background and experience, previously held senior-executive level positions, financial expertise and service on other company boards, qualifies him to serve as a member of our Board of Directors. Further, his wide-ranging experience combined with his intimate knowledge of the Company from over 40 years on the Board provides an exceptional mix of familiarity and objectivity.

Richard T. Fisher Independent Director since 1972 Committees: Audit Compensation Executive, Chair Nominating & Corporate Governance Age: 73

Professional Experience:

Mr. Fisher has been Senior Managing Director of Oppenheimer & Co., an investment banking firm, since 2002. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002.

Education:

Mr. Fisher holds a degree in economics from the Wharton School of the University of Pennsylvania.

Director Qualifications:

Mr. Fisher’s career in investment banking provides the Board with a unique perspective on the Company’s strategic initiatives, financial outlook and investor markets. His valuable business skills and long-term perspective of the Company bolster his leadership as the Company’s independent Board Chair. He has served as the independent Board Chair since 2008.

Matthew C. Flanigan Management Director since 2010 Committees: None Age: 50

Professional Experience:

Mr. Flanigan was appointed Senior Vice President—Chief Financial Officer of the Company in 2005. He previously served the Company as Vice President—Chief Financial Officer from 2003 to 2005, President of the Office Furniture Components Group from 1999 to 2003, and in various capacities since 1997.

Education:

Mr. Flanigan holds a degree in finance and business administration from the University of Missouri.

Public Company Boards:

Mr. Flanigan serves as a director of Jack Henry Associates, Inc., a provider of core information processing solutions for financial institutions.

Director Qualifications:

As the Company’s CFO, Mr. Flanigan adds valuable knowledge of the Company’s finance, risk and compliance functions to the Board. In addition, his prior experience as one of the Company’s group presidents provides valuable operations insight.

Karl G. Glassman Management Director since 2002 Committees: None Age: 53

Professional Experience:

Mr. Glassman was appointed Chief Operating Officer of the Company in 2006 and Executive Vice President in 2002. He previously served the Company as President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, President of Bedding Components from 1996 to 1998, and in various capacities since 1982.

Education:

Mr. Glassman holds a degree in business management and finance from California State University—Long Beach.

Director Qualifications:

With over two decades experience leading the Company’s largest segment and serving as its Chief Operating Officer, Mr. Glassman provides in-depth operational knowledge to the Board and is a key interface between the Board’s oversight and strategic planning and its implementation at all levels of the Company around the world. Mr. Glassman also serves on the Board of Directors of the National Association of Manufacturers.

Ray A. Griffith Independent Director since 2010 Committees: Audit Age: 58

Professional Experience:

Mr. Griffith has been the President and Chief Executive Officer of Ace Hardware Corporation, the largest hardware cooperative in the United States, since 2005. He was previously the Executive Vice President and Chief Operating Officer of Ace from 2004 to 2005, the Executive Vice President—Retail from 2000 to 2004, and served Ace in various capacities since 1994.

Education:

Mr. Griffith holds a degree in marketing and finance from Southern Illinois University.

Director Qualifications:

As CEO of Ace, Mr. Griffith has significant leadership and operations experience, while adding valuable retailing, consumer marketing, sourcing and distribution knowledge to the Board.

David S. Haffner Management Director since 1995 Committees: Executive Age: 59

Professional Experience:

Mr. Haffner was appointed Chief Executive Officer of the Company in 2006 and has served as President of the Company since 2002. He previously served as the Company’s Chief Operating Officer from 1999 to 2006, Executive Vice President from 1995 to 2002, and in various capacities since 1983.

Education:

Mr. Haffner holds a degree in engineering from the University of Missouri and an MBA from the University of Wisconsin—Oshkosh.

Public Company Boards:

Mr. Haffner serves as a director of Bemis Company, Inc., a manufacturer of flexible packaging and pressure sensitive materials.

Director Qualifications:

As the Company’s CEO, Mr. Haffner provides comprehensive insight to the Board across the spectrum from strategic planning to implementation to execution and reporting, as well as its relationships with investors, the finance community and other key stakeholders.

Joseph W. McClanathan Independent Director since 2005 Committees: Audit Compensation Nominating & Corporate Governance Age: 59

Professional Experience:

Mr. McClanathan served as President and Chief Executive Officer of the Energizer Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, from 2007 through his pending retirement in May 2012. Previously, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President—North America from 2002 to 2004, and as Vice President–North America from 2000 to 2002.

Education:

Mr. McClanathan holds a degree in management from Arizona State University.

Director Qualifications:

Through his leadership experience at Energizer and as a director of the Retail Industry Leaders Association, Mr. McClanathan offers an exceptional perspective to the Board on manufacturing operations, marketing and development of international capabilities.

Judy C. Odom Independent Director since 2002 Committees: Audit, Chair Compensation Nominating & Corporate Governance Age: 59

Professional Experience:

Until her retirement in 2002, Ms. Odom was Chief Executive Officer and Chairman of the Board at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

Education:

Ms. Odom is a licensed Certified Public Accountant and holds a degree in business administration from Texas Tech University.

Public Company Boards:

Ms. Odom is a director of Harte-Hanks, a direct marketing service company.

Director Qualifications:

Ms. Odom’s director experience with several companies offers a broad leadership perspective on strategic and operating issues. Her experience co-founding Software Spectrum and growing it to a global Fortune 1000 enterprise before selling it to another public company provides the insight of a long-serving CEO with international operating experience.

Maurice E. Purnell, Jr. Independent Director since 1988 Committees: Executive Nominating & Corporate Governance, Chair Age: 72

Professional Experience:

Mr. Purnell was Of Counsel to the law firm of Locke Lord Bissell & Liddell LLP, or its predecessor firm, from 2002 until his retirement in 2010. Previously, he had been a partner of that firm since 1972.

Education:

Mr. Purnell holds a degree in history from Washington & Lee University, an MBA from the Wharton School of the University of Pennsylvania and a law degree from Southern Methodist University.

Director Qualifications:

With over 40 years of experience in securities law, financing and acquisitions in his corporate law practice, Mr. Purnell is well suited to advise the Board on business and compliance matters and chair our Nominating & Corporate Governance Committee.

Phoebe A. Wood Independent Director since 2005 Committees: Audit Compensation Age: 58

Professional Experience:

Ms. Wood has been a principal in CompaniesWood, a consulting firm specializing in early stage investments, since her 2008 retirement as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, where she served since 2001. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000.

Education:

Ms. Wood holds a degree in psychology from Smith College and an MBA from UCLA.

Public Company Boards:

Ms. Wood is a director of Invesco, Ltd., an independent global investment manager, and Coca-Cola Enterprises, Inc., a major bottler and distributor of Coca-Cola products.

Director Qualifications:

From her career in business and various directorships, Ms. Wood provides the Board with a wealth of understanding of the strategic, financial and accounting issues the Board faces in its oversight role.

The Board recommends that you vote FOR the election of each of the director nominees.

2

PROPOSAL TWO:    Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. PwC (or its predecessor firm) has been our independent registered public accounting firm since 1991.

We are asking our shareholders to ratify the Audit Committee’s selection of PwC as our independent registered public accounting firm. Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR  the ratification of PwC as independent registered public accounting  firm.

Audit and Non-Audit Fees

The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2011 and 2010 are shown below.

Type of Service	2011	2010
Audit Fees (1)	$1,615,898	$1,651,875
Audit-Related Fees (2)	0	97
Tax Fees (3)	574,114	391,035
All Other Fees (4)	0	613

Total	$2,190,012	$2,043,620

(1)	Includes: rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of our financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with securities regulatory filings.

(2)	Includes: consulting on accounting and financial reporting issues; limited procedures reports related to agreements or arbitrations; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audit procedures related to acquisitions and joint ventures.

(3)	Includes: preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above in 2011, $198,047 relate to compliance services and $376,067 relate to consulting and planning services.

(4)	Includes: use of an internet-based accounting research tool provided by PwC.

The Audit Committee has determined that the provision of these approved non-audit services by PwC is compatible with maintaining PwC’s independence.

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm. To fulfill this responsibility, the Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2011 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2011 for which the pre-approval requirement was waived.

The procedure provides standing pre-approval for:

•

Audit Services—rendering an opinion on the Company’s financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with regulatory filings.

•

Audit-Related Services—consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audits related to acquisitions and joint ventures.

•

Tax Services—preparation and review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation or review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws; tax planning strategies and implementation; and tax due diligence related to acquisitions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The Audit Committee must also specifically approve in advance all permissible non-audit internal control related services to be performed by the Company’s auditors. Management provides quarterly reports to the Audit Committee concerning any fees paid to the auditors for their services.

Audit Committee Report

The Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett-search.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required by AICPA Professional Auditing Standards—Section 380—The Auditor’s Communication with Those Charged with Governance.

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2011 Annual Report on Form 10-K.

Judy C. Odom (Chair)

Robert E. Brunner

Richard T. Fisher

Ray A. Griffith

Joseph W. McClanathan

Phoebe A. Wood

3

PROPOSAL THREE:    Approval of the Amendment and Restatement of the Flexible Stock Plan

We are asking shareholders to approve the amended and restated Flexible Stock Plan (the “Plan”), last approved by our shareholders in 2010 (the “2010 Plan”). The Plan provides for the award of stock based benefits to attract and retain valuable employees, directors and other key individuals, align the interests of participants with shareholders, and reward outstanding performance. At its meeting on February 23, 2012, the Board of Directors recommended the approval of the amended and restated Plan (the “2012 Restatement”).

As of March 5, 2012, there were 17,128,295 shares potentially issuable under previously granted options and other awards and 1,764,803 shares remained available under the 2010 Plan. If shareholders approve the 2012 Restatement, the current 1.8 million shares available for grant will increase by 10.7 million shares for a total of approximately 12.5 million shares available for grant under the Plan.

The 2012 Restatement changes the way awards granted under the Plan are charged against the number of available shares. Under the 2012 Restatement, each option or stock appreciation right (“SAR”) will count as one share against the shares available under the Plan, but each share granted for any other awards will count as three shares against the Plan. This fungible plan design, in which the shares under the Plan can be used for all types of awards, provides our Compensation Committee flexibility to design equity compensation plans and grant awards that motivate our employees and build shareholder value.

Shareholder approval of the 2012 Restatement will constitute approval of the material terms of the Plan, including the performance criteria contained in the Plan, to enable the Company to satisfy Section 162(m) of the Internal Revenue Code (the “Code”). This allows amounts paid under the Plan to our executive officers to be tax deductible. If our shareholders fail to approve the 2012 Restatement, the 2010 Plan will continue as in effect prior to its amendment and restatement.

While we have tax-qualified stock purchase plans for employees generally, the Flexible Stock Plan is our only vehicle for granting non-qualified equity benefits. The Plan’s flexible design permits equity awards to be tailored to the needs of the Company and to comply with changing tax and regulatory environments.

How We Use Stock Compensation

We have encouraged and promoted employee stock ownership at all levels of the Company for many years. In 2011, more than 3,200 employees purchased Leggett stock through payroll contributions or deferrals of cash compensation. The Board’s Compensation Committee has weighted our executives’ compensation heavily toward performance-based Leggett equity, and those programs are administered through the Plan.

Performance Stock Units. Leggett’s long-term strategic plan emphasizes the Company’s Total Shareholder Return (“TSR”) performance versus peer companies. For the past five years, we have granted performance stock unit awards (“PSUs”) as a primary component of our senior executives’ compensation to drive and reward those results. The PSUs vest at the end of a 3-year performance period based on Leggett’s TSR relative to a peer group of about 320 companies.

Stock Options. We grant non-qualified stock options (“NQSOs”) annually to a broad group of employees. These options are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date. Options vest and become exercisable in three annual installments beginning 18 months after the grant date and have a 10-year term. As of March 5, 2012, the closing price of the Company’s common stock was $22.68.

In 2011, we offered two option choice programs to the recipients of these broad-based grants (excluding our Section 16 officers and other employees receiving PSUs). One group of employees could choose between the option grant and a cash payment equal to approximately one-half of the Black-Scholes value of the options. Another group of employees, generally in higher-level positions, were offered a choice between stock options or restricted stock units (“RSUs”), on a ratio of one RSU for every four options foregone. These time-based RSUs vest in one-third increments at 12, 24 and 36 months after the grant date.

Deferred Compensation. Leggett had nearly 100 managers eligible for the Deferred Compensation Program in 2011, and they collectively deferred approximately $4.6 million of their cash compensation into stock units. Stock units and reinvested dividends are acquired at a 20% discount to the market price of Company stock.

Retirement. We also use shares from the Plan for our executives’ primary retirement plan, the Executive Stock Unit Program (the “ESU Program”). Executives contribute up to 10% of their cash compensation above a certain threshold into diversified investments in their accounts, which are held until they retire or terminate employment. The Company matches 50% of the executives’ contributions in stock units at a 15% discount to the market price of Company stock, with the potential for an additional 50% match if the Company meets certain performance targets.

Directors. Our non-employee directors receive a portion of their annual compensation in restricted stock. On the date of the annual meeting of shareholders, each non-employee director receives restricted stock with a grant date value of $125,000 (except the Board Chair, whose award value is $290,000). The restricted stock vests one year after the grant date. Directors may also participate in the Deferred Compensation Program described above.

Burn Rate and Overhang

We believe we have been judicious in our use of stock previously authorized by shareholders under the Plan, and we are committed to closely monitoring share usage. Two common measures of a stock plan’s cost are known as “burn rate” and “overhang.”

Burn rate refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, we have maintained an average burn rate of 1.34% per year. We calculate burn rate as (i) options granted during each year, minus forfeited or terminated options, plus (ii) full value awards vested during each year, as a percentage of the weighted average common shares outstanding.

Burn Rate

Year	Options (1)	Full Value Awards (2)	Total Awards Granted	Weighted Average Shares Outstanding	Burn Rate
2011	776,660	1,649,365	2,426,025	145,412,069	1.67%
2010	779,270	956,243	1,735,513	151,225,065	1.15%
2009	431,296	1,355,872	1,787,168	159,331,228	1.12%

3-year average					1.31%

(1)	Options granted during the year, minus forfeited or terminated options.

(2)	Full value awards include stock units under the Deferred Compensation Program and ESU Program, restricted stock, RSUs, and PSUs vested during the year.

Overhang measures the degree to which our shareholders’ ownership may be diluted by stock based compensation awarded under the Plan. Overhang is calculated by dividing the current stock awards outstanding by the current common shares outstanding.

Overhang

	11,714,025	Options Outstanding:
Weighted Average Exercise Price: $20.69
Weighted Average Term: 5.5 years
	5,414,270	Full-Value Awards Outstanding (2,643,288 held in the ESU Program)

	17,128,295	Total Awards Outstanding
Divided by	140,044,260	Common Shares Outstanding

	12.2%	Overhang as of March 5, 2012

Several factors influence our overhang percentage:

•

Because the ESU Program is a retirement program, stock units continue to accrue in employee accounts until the employee retires or terminates employment. We recognize that the long-term design of this plan increases our overhang (ESU holdings make up 49% of our outstanding full value shares), but we believe this program serves shareholders well by tying an important element of key employees’ compensation to the Company’s stock.

•

The unvested shares for the PSU awards are reserved at the maximum 175% payout percentage (the 2009-2011 PSUs vested at 74%), and their 3-year vesting schedule means the past three annual grants count against our overhang. PSUs are a primary component of our senior executives’ compensation, and their TSR performance-based payout is intended to align the interests of our executives and our shareholders.

•

We have been actively repurchasing shares of our common stock. We repurchased 10 million shares in 2011, and have reduced our total shares outstanding by 22% in the last five years. Because share repurchases reduce the denominator in the overhang calculation, they increase our overhang percentage.

We are strongly committed to a culture of employee stock ownership. Accordingly, we believe the approval of the 2012 Restatement is critical to our ability to attract, retain and reward the caliber of employees necessary to achieve superior performance.

Description of the Plan

The following description of the Plan is qualified in its entirety by the full 2012 Restatement, attached as Appendix A. If approved by the Company’s shareholders, the 2012 Restatement will become effective as of May 10, 2012 (the “Effective Date”) and will continue in effect until the tenth anniversary of the Effective Date.

The Plan provides for awards to eligible participants in the form of stock options, stock appreciation rights (“SARs”), restricted stock, stock units, performance awards, other stock based awards and other awards (collectively, “Awards”).

Awards may be granted to (i) employees, (ii) non-employee directors, and (iii) individuals or entities providing services to the Company. The number of awards that may be granted to a participant under the Plan is in the discretion of the committee that administers the Plan (the “Committee”) and therefore cannot be determined in advance. See the Grants of Plan Based Awards in 2011 disclosure at page 45 for information regarding equity-based awards granted to our named executive officers. The following table shows the number of options received by our named executive officers and other groups under the 2010 Plan through March 5, 2012:

Name, Title	Total Options Granted
David S. Haffner, President and Chief Executive Officer	267,100
Karl G. Glassman, Executive Vice President and Chief Operating Officer	200,350
Matthew C. Flanigan, Senior Vice President—Chief Financial Officer	97,550
Paul R. Hauser, Senior Vice President, President—Residential Furnishings Segment	40,225
Joseph D. Downes, Jr., Senior Vice President, President—Industrial Materials Segment	74,750
All executive officers, as a group	997,950
All non-employee directors, as a group	0
Employees (excluding executive officers), as a group	868,561

Awards settled in cash do not reduce the number of shares available for grant. If an award expires or is terminated, canceled or forfeited, the shares covered by those awards will again be available for issuance under the Plan. The following shares will not become available for issuance under the Plan:

•	Shares tendered by participants as full or partial payment to the Company upon exercise of options granted under the Plan;
•	Shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and
•	Shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations upon the exercise of options or SARs granted under the Plan .

Under the 2012 Restatement’s fungible share feature, all shares available under the Plan after the Effective Date may be granted as any type of award. Each option or SAR awarded will count as one share against the shares available under the Plan, but each share granted under all other awards will count as three shares against the Plan. Up to one hundred percent of the shares available under the Plan may be granted as incentive stock options (“ISOs”).

The Plan includes a cap on awards to a participant during any year: 1,000,000 options or SARs, 1,000,000 full value awards, and $4,000,000 in awards that are not denominated in shares or determined by reference to a number of shares, to the extent they are granted with the intent that they qualify as performance-based compensation under Code Section 162(m).

Outstanding awards, as well as the number of shares reserved under the Plan and the maximum number of shares issuable to participants will be appropriately adjusted to reflect any stock split or similar change to the Company’s capital stock.

The Committee administering the Plan consists of at least two directors who are “non-employee directors” as defined in Rule 16b-3 of the 1934 Securities Exchange Act (the “Exchange Act”) and who are “outside directors” as defined in Code Section 162(m). Members of the Committee are appointed by the Board. The Committee has full authority and discretion to (i) select participants, (ii) determine the type, size, and conditions applicable to awards, (iii) determine to what extent awards may be settled in cash, shares, or other property, (iv) determine to what extent amounts payable from an award under the Plan may be deferred, either automatically or at the election of the participant, (v) interpret and administer the Plan and any agreement, and (vi) establish rules, appoint agents, and take any other action necessary or desirable for the administration of the Plan. The Committee may delegate all or any part of its authority under the Plan, except for grants to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Code Section 162(m)(3).

The Board has the sole right and power to amend or terminate the Plan at any time, except that it may not amend the Plan, without approval of Company shareholders, in a manner that would cause ISOs to fail to qualify as such or in a manner which would violate applicable law. The amendment or termination of the Plan will not adversely affect a participant’s right to any outstanding awards.

In the event of a change in control of the Company (as defined in the Plan), the Committee may provide such protection as it deems necessary to maintain participants’ rights. The Committee may, among other things, (i) accelerate any time periods relating to the exercise or realization of awards, (ii) purchase an award, upon the participant’s request, for the amount which could have been attained upon the exercise or realization of the award had it been currently exercisable or payable, (iii) adjust outstanding awards as it deems appropriate to reflect such transaction, and (iv) cause outstanding awards to be assumed or substituted by the surviving corporation.

Description of Awards

Stock Options. A stock option is the right to acquire shares of common stock at a fixed exercise price for a fixed period of time not to exceed ten years. The option price per share cannot be less than the fair market value of the Company’s common stock on the grant date. Options cannot be exercised until they are vested, typically in three annual installments beginning 18 months after grant. All option terms and conditions will be determined by the Committee.

The Committee may grant options intended to qualify as ISOs pursuant to Section 422 of the Code, as well as NQSOs under the Plan. We currently do not grant ISOs and do not have any outstanding ISOs.

Stock Appreciation Rights. This gives a participant the right to receive, for each SAR exercised, an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised and the fair market value of a share on the date the SAR was granted. SARs may have terms up to ten years, may be settled in cash or in stock, as determined by the Committee, and are subject to the terms and conditions of the award document. We currently do not grant SARs.

Restricted Stock. These are awards of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award document. Shares of restricted stock have full voting rights and accrue dividends during the restriction period, unless otherwise determined by the Committee. The Committee will determine the price, if any, at which restricted stock is sold or awarded.

Stock Units. These represent the right to receive the value of a number of shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award document. Stock units may be settled in cash or in stock, as determined by the Committee. Stock units represent an unfunded and unsecured obligation of the Company. Stock units have no voting rights, but may accrue dividend equivalents, as determined by the Committee. The Committee will determine the price, if any, at which stock units are sold or awarded to participants.

Performance Awards. A performance award entitles a Participant to receive a specified number of shares of common stock (or cash equal to the fair market value of such shares) at the end of a performance period, as specified in the award document. The ultimate number of shares distributed depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

Other Stock Based Awards. The Committee may grant other stock based awards which may include, without limitation, the grant of shares of common stock and the grant of securities convertible into shares of common stock.

Other Awards. The Committee may provide types of awards under the Plan in addition to those specifically listed, if the Committee believes that such awards would further the purposes for which the Plan was established.

Award Conditions and Administration

Awards are typically evidenced by an agreement describing the award’s terms and conditions. An agreement may include: description of the type of award; the award’s duration; if an option, the exercise price, the exercise period and the person or persons who may exercise the option; the effect of the participant’s death or termination of employment on the award; the award’s conditions, vesting or performance criteria; when, if, and how it may be forfeited, converted into another award, modified, exchanged for another award, or replaced; and the restrictions on any shares purchased or granted under the Plan.

The Committee may require the satisfaction of certain performance criteria as a condition to the grant or vesting of any award.

In the case of awards of restricted stock, performance awards and stock units, performance criteria may be applied to the Company, an affiliate, a subsidiary, division, business unit or individual, or any combination thereof, and may be measured in absolute levels or relative to another company or companies, a peer group, an index, or Company performance in a previous period. Performance may be measured annually or cumulatively over a longer period of time.

The types of performance criteria that may be used include:

•	Cash flow measures: cash flow, free cash flow, net cash flow, operating cash flow
•	Earnings measures: earnings, earnings per share, earnings per share growth, EBIT, EBITDA, gross margin, increase in total revenues, operating earnings, revenue, retained earnings
•

Non-financial measures: business trends, capacity utilization, compliance and safety, gains, leadership, market capitalization, market share, operating efficiency, product development, project progress or completion, quality

•	Operational measures: budget achievement, costs, net income, operating income or net operating income, ratio of operating earnings to capital spending, working capital
•

Profitability measures: economic profit, economic value added, financial return ratios, net margin, net profits, profit returns and margins, operating profits, return on assets or net assets, return on capital employed, return on invested capital, return on equity

•	Stock price measures: share price performance, total shareholder return

Performance may be evaluated including or excluding the effect of extraordinary, unusual or non-recurring items; gains or losses on the disposition of a business; effects of changes in tax or accounting regulations; effects of mergers or acquisitions; and asset write-downs.

The Committee may allow the exercise price of an option or payment price of an award to be paid in cash, with shares owned by the participant, or a combination of both. Options also may be exercised in a broker-assisted cashless exercise or other cashless exercise, as permitted by the Committee.

The Company may withhold from option exercises or other awards any amount necessary to satisfy tax withholding requirements arising from the option exercise or award. The Committee or the Company may, at any time, require a participant pay the amount necessary to comply with withholding requirements in cash.

An award may be granted in tandem with another award, except that only SARs may be granted in tandem with an ISO.

Subject to the requirements of Code Section 409A, and upon the terms established by the Committee, participants may defer receipt of awards, interest may be paid on cash deferrals, and dividends or dividend equivalents may be paid or credited on deferrals denominated in shares.

Modifications to Awards

Any award may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee to the extent permitted in the Plan or applicable agreement or with the participant’s consent.

The Committee may permit a participant to surrender an award in exchange for a new award; however, the Committee may not cancel an outstanding option or SAR that is underwater in exchange for cash or for the purpose of reissuing the option to the participant at a lower exercise price or granting a replacement award of a different type without shareholder approval. Unless following a change in the Company’s capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

If an award is subject to Code Section 409A, an award may be modified, replaced or terminated in the discretion of the Committee to the extent necessary to comply with such provision. In addition, in the event that a participant is determined to be a specified employee under Section 409A, any payment upon separation from service will be made or begin, as applicable, on the first day of the first month which is more than six months following the date of separation from service.

The Committee may, in its discretion, cancel all or any portion of an award if the recipient (i) violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement, or (ii) during the period of employment of service, established a relationship with a competitor of the Company or engaged in activity that was in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement.

Clawbacks

The Committee may require an award recipient to forfeit any or all of the income or other benefit received on the vesting, exercise, or payment of an award (i) if, in its sole discretion, the Committee determines that the recipient violated the Plan’s non-compete or conflict of interest provisions, or (ii) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, and to the extent permitted by applicable law.

Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences of awards granted under the Plan to U.S. taxpayers. Tax consequences for any particular individual or transaction may be different.

Non-Qualified Stock Options and Stock Appreciation Rights. A recipient recognizes no taxable income upon the grant of NQSOs or SARs. Upon exercise of either, they will recognize taxable ordinary income equal to the difference between the fair market value of Company stock on the exercise date and the exercise price. Any additional gain or loss recognized upon the subsequent sale or exchange of the stock will be taxed as a short-term or long-term capital gain or loss, as the case may be.

Incentive Stock Options. A recipient recognizes no taxable income upon the grant or exercise of an ISO (except for purposes of the Alternative Minimum Tax, in which case income recognition is the same as for NQSOs). If a recipient exercises an option and sells the shares more than two years after the grant date and more than one year after the exercise date, they will recognize a long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a recipient exercises an option and sells the shares before the end of the 2-year or 1-year holding periods, they will generally recognize: (1) taxable ordinary income equal to the difference between (i) the fair market value of the shares at exercise (or at sale, if less) and (ii) the exercise price of the option, plus (2) if the sale price exceeds the sum of the exercise price and the amount of the ordinary income recognized as a result of the sale, capital gain equal to such difference.

Restricted Stock, Stock Units and Performance Awards. A recipient of restricted stock, stock units, performance awards or other awards that are subject to forfeiture prior to vesting generally will recognize no taxable income at the time of grant. As to restricted stock, when the restrictions have lapsed or the performance criteria have been met (upon vesting), the recipient will recognize taxable ordinary income equal to the difference between the fair market value of the Company’s stock on the vesting date minus the amount paid, if any, for the shares; however, the recipient may elect to be taxed based on the fair market value of the award at the time of grant. As to stock units or performance awards, when vested shares are issued, the recipient will recognize taxable ordinary income equal to the difference between the fair market value of the Company’s stock on the issuance date minus the amount paid, if any, for the shares, or, if the units or awards are settled in cash, equal to the cash paid.

Deferred Compensation. Participants may defer receipt of certain compensation by electing a future distribution date under the terms of an award or program under the Plan. Generally, such deferred compensation becomes taxable when the amounts are distributed. Code Section 409A significantly restricts the ability to defer taxation of compensation, including the deferral of income related to awards granted under the Plan. Any deferral of compensation under the Plan or the terms of an award that does not meet the requirements of Section 409A may cause the recipient to be subject to additional taxation and penalties.

Change in Control. If there is an acceleration of the vesting or payment of benefits or an acceleration of the exercisability of options upon a change in control of the Company, all or a portion of the accelerated benefits may constitute “excess parachute payments” under Section 280G of the Code. The recipient of an excess parachute payment incurs an excise tax of 20% of the amount of the payment in excess of their average annual compensation over the five calendar years preceding the year of the change in control. The Company is not entitled to a deduction for excess parachute payments.

Tax Effect to the Company. The Company will generally receive a tax deduction equal to the taxable ordinary income recognized by a participant from an award granted under the Plan. The Company’s deduction will be taken in the year the recipient recognizes taxable income.

Special rules limit the deductibility of certain compensation paid to the executive officers named in the Summary Compensation Table on page 42. Section 162(m) of the Code does not allow a deduction for compensation taxable to these executives to the extent such compensation exceeds $1 million, unless certain conditions are met. Compensation arising from the exercise of stock options or SARs granted at fair market value is not subject to the $1 million limit. In addition, certain other awards may qualify as performance-based compensation that is exempt from this deduction limit.

Vote Required to Approve Amendment

The adoption of this proposal requires the affirmative vote of (i) a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting and (ii) a majority of the votes cast on this proposal, provided that the total number of votes cast exceeds 50% of all shares entitled to vote on the proposal.

The Board recommends that you vote FOR approval of the amendment and restatement of the Flexible Stock Plan.

4

PROPOSAL FOUR:    Advisory Vote to Approve Named Executive Officer Compensation

Leggett’s shareholders have the opportunity at the annual meeting to vote on an advisory resolution on our executive compensation package, commonly known as “Say-on-Pay,” to approve the compensation of Leggett’s named executive officers, as described in the “Executive Compensation” section beginning on page 30.

Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee and the Board has considered and will continue to consider the outcome of the vote when making decisions for future executive compensation arrangements. At our annual meeting of shareholders held on May 12, 2011, 92.5% of the shareholders who voted on the Say-on-Pay proposal approved the compensation of our named executive officers.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package utilizes a mixture of cash and equity awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation paid to the Company’s named executive officers as described in this proxy statement pursuant to SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

The Board recommends that you vote FOR the Company’s executive compensation package.

5

PROPOSAL FIVE:    Shareholder Proposal Requesting the Addition of Sexual Orientation and Gender Identity to the Company’s Written Non-Discrimination Policy

The Office of the Comptroller of New York City, as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and as custodian of the New York City Board of Education Retirement System, has notified us of its intent to present the following proposal for consideration at the annual meeting. The addresses and number of shares held by such shareholders are available from the Company upon request to its Secretary.

The proposed resolution and supporting shareholder statement are followed by a statement of opposition and a recommendation from the Company’s Board. The Company accepts no responsibility for the proposed shareholder resolution and supporting statement.

Proposed Shareholder Resolution and Statement

Whereas: Leggett & Platt, Inc. does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that Leggett & Platt, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Leggett & Platt, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Company’s Statement in Opposition:

We believe the proposed resolution is unnecessary because Leggett is already an equal opportunity employer with a firm and long-standing commitment to preventing discrimination in the workplace. Leggett’s existing anti-discrimination policy states, “We are committed to equal opportunity, and strive to maintain a workplace free of discrimination based on any factors other than the skills and abilities of our applicants and employees. These principles of equal opportunity should be applied in all aspects of employment including: recruiting, hiring, promotion, training, compensation, termination and disciplinary action.”

We are committed to the highest ethical standards, which include assuring equal employment and promotional opportunities free of discrimination on any basis other than merit and performance-related qualifications. Our policies reflect our high standards, and we implement these policies in our business operations through ongoing training.

Leggett’s shareholders defeated similar proposals at the Company’s last six annual meetings. We believe this consistent rejection by shareholders sends a clear message to our Board that Leggett should oppose this unnecessary addition to our nondiscrimination policy.

The Board of Directors recommends that you vote AGAINST this shareholder proposal.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the annual meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion & Analysis

Our Compensation Committee, consisting of six independent directors, is committed to creating and overseeing an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. To meet these objectives, the Committee has implemented a compensation package that:

•	Emphasizes performance-based equity over cash compensation.
•	Sets incentive compensation targets that drive performance and shareholder value.
•	Balances rewards between short-term and long-term performance to ensure sustained excellence.
•	Retains executive talent by remaining competitive with market norms reflected in compensation survey data.
•	Motivates our executive officers to take appropriate business risks.

This Compensation Discussion and Analysis describes our executive compensation program and the decisions affecting the compensation of our Named Executive Officers (the “NEOs”):

David S. Haffner	Chief Executive Officer and President (CEO)
Karl G. Glassman	Chief Operating Officer and Executive Vice President (COO)
Matthew C. Flanigan	Chief Financial Officer and Senior Vice President (CFO)
Paul R. Hauser	Senior Vice President, President—Residential Furnishings Segment
Joseph D. Downes, Jr.	Senior Vice President, President—Industrial Materials Segment

Executive Summary

The largest component of our executive compensation package, performance stock units (“PSUs”), is dependent upon our Total Shareholder Return (“TSR”)1 relative to peer companies2 over rolling 3-year periods. 2011 was the fourth consecutive year Leggett stock provided a better return to investors (6% TSR) than the S&P 500 Index (2%). Our executives’ annual incentive payouts were mixed, based on their two financial metrics: our $363 million cash flow greatly surpassed the 2011 target but our 25% return on capital employed fell short of the 28% target.

This section provides an overview of the Committee’s key actions in 2011, the size and structure of our NEOs’ total direct compensation for the year, and the Committee’s pay practices and compensation risk management. Additional details regarding the NEOs’ pay packages, the Committee’s annual review of the NEOs’ compensation, and our equity pay practices are covered in the sections that follow.

Setting 2011 Performance Goals and Compensation Levels. The 2011 performance goals for our NEOs reflected the Committee’s expectation that the Company’s performance would improve during the year:

•	Increased annual incentive performance targets for our CEO, COO and CFO for Return on Capital Employed (“ROCE”) and Cash Flow.
•	Added free cash flow targets for our Segment Presidents’ annual incentive (replacing budget earnings) to drive results that will fund our dividends, capital expenditures and other needs.
•	Maintained the focus on strong TSR over the long-term by making the PSU payouts conditional on achieving this goal.
•	Raised NEO base salaries by a range of 2.5 to 4%, in line with the Company’s merit budget for salaried personnel and to reflect performance.

(1)	TSR = (Change in Stock Price + Dividends Received) ÷ Beginning Stock Price; assumes dividends are reinvested.
(2)	The peer group for our performance stock units (PSUs) consists of those companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400 (about 320 companies).

Total Direct Compensation. As a result of the Company’s performance against the changes described above, the Committee approved the following compensation for the NEOs in 2011:

	Cash		Equity
Name, Title	Base Salary	Annual Incentive	PSUs	Options	Total Direct Compensation
David S. Haffner, CEO	$960,000	$742,176	$3,156,557	$667,366	$5,526,099
Karl G. Glassman, COO	720,000	464,400	1,377,857	500,678	3,062,935
Mathew C. Flanigan, CFO	420,000	262,899	755,948	244,122	1,682,969
Paul R. Hauser, SVP	340,000	128,520	531,704	198,080	1,198,304
Joseph D. Downes, Jr., SVP	320,000	156,960	582,524	188,108	1,247,592

This table is not a substitute for the Summary Compensation Table required by the SEC (see page 42), but we believe it provides a relevant picture of the Committee’s actions. Annual incentive amounts report the award actually earned, based on 2011 performance against the targets established by the Committee. Amounts reported for PSUs and stock options are valued at the grant date fair value of the award, although the ultimate value received by the NEOs could be significantly lower or higher depending upon the Company’s performance.

Structuring the Mix of Compensation. The Committee uses its discretion to determine the appropriate percentage of variable to fixed compensation, as well as the split between cash and equity compensation. The variable elements are at risk—the ultimate payment and value of the compensation depends on actual performance or service conditions and could result in no payout if those conditions are not met. The following table shows the key attributes of the compensation programs we use to drive performance and build long-term shareholder value:

Compensation Type	Fixed/Variable	Cash/Equity	Term	Basis for Payment
Base Salary	Fixed	Cash	1 year	Individual responsibilities, performance and experience
Annual Incentive	Variable	Cash	1 year	Return on capital employed, cash flow, earnings, individual performance goals
Performance Stock Units	Variable	Combination	3 years	TSR relative to peer group
Stock Options	Variable	Equity	3-10 years	Stock price appreciation

Generally, the NEOs’ 2011 annual incentive payouts were lower than 2010, representing 14% of their 2011 compensation. This reduction in cash compensation resulted in a heavier weighting toward the performance-based equity components.

Sound Pay Practices. Shaping the NEOs’ 2011 compensation package were the Company’s existing compensation practices, including:

•	Strong emphasis on equity-based compensation to align executive and shareholder interests.
•	Internal pay relationships that reflect our executives’ differences in responsibilities, contributions and market conditions.
•	Stock ownership requirements at five times, three times or two times base salary, depending upon the executive’s title and responsibilities.
•	Use of tally sheets to gauge the total compensation package and potential severance payouts, as well as wealth accumulation analysis to monitor long-term alignment with shareholders.
•	Comparing base salary and total compensation to market survey data for benchmarking.
•	Regular analysis of the full compensation program and its components to ensure they do not create an incentive for excessive risk-taking.
•

Clawback policies to recover cash and equity-based incentive compensation if the executive engages in activities adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement.

•	Double-trigger vesting of all incentive awards (other than stock options) following a change-in-control.
•	No re-pricing or cash buyouts of options or equity awards without shareholder approval.
•	Minimal perquisite compensation, none of which is subject to tax gross-ups.

Additional Investment in Leggett Stock. In addition to having pay packages that are heavily weighted to Leggett equity, for many years our NEOs have voluntarily deferred substantial portions of their cash compensation into Company stock through the Executive Stock Unit Program (the “ESU Program”) and the Deferred Compensation Program. Through participation in these programs, in particular the ESU Program in which company equity is held until the executive leaves the Company, our NEOs are further invested in the long-term success of the Company.

Managing Compensation Risk. The Committee annually reviews whether our executive compensation policies and practices (as well as those that apply to our employees generally) create risks that are reasonably likely to have a material adverse effect on the Company.

We believe that our compensation programs align our employees’ incentives for risk taking with the long-term best interests of our shareholders. We mitigate risk by allocating compensation across multiple components and weighting the variable elements more heavily than fixed pay. This structure reduces the incentive to take excessive risk because it:

•	Rewards achievement on a balanced array of performance measures, minimizing undue focus on any single target.
•	Stresses long-term performance, discouraging short-term actions that might endanger long-term value.
•	Combines absolute and relative performance measures.

Additional safeguards, such as stock ownership guidelines, caps on incentive payouts and clawback policies, further balance risk and reward.

Impact of 2011 Say-on-Pay Vote. At our annual meeting of shareholders held on May 12, 2011, 92.5% of the shareholders who voted on the Say-on-Pay proposal approved the compensation of our NEOs. The Committee believes that this shareholder vote strongly endorses the Company’s compensation philosophy and programs. The Committee took this support into account as one of many factors it considered in connection with the discharge of its responsibilities (as described in this Compensation Discussion and Analysis) in exercising its judgment in establishing and overseeing our executive compensation arrangements throughout the year.

Our Compensation Components and Programs

Base Salary. Base salary is the only fixed portion of our NEOs’ compensation package. Salary levels are intended to reflect specific responsibilities, performance, and experience, while taking into account market compensation levels for comparable positions. Although base salary makes up less than one-fourth of our NEOs’ total direct compensation, it’s the foundation for the total package, since the variable compensation components are set as percentages or multiples of base salary:

Name	Base Salary	Annual Incentive: Target Percentage of Base Salary	PSU Awards: Multiple of Base Salary (1)	Option Awards: Multiple of Base Salary (1)
David S. Haffner	$960,000	90%	2.75X	3.0X
Karl G. Glassman	720,000	75%	1.6X	3.0X
Matthew C. Flanigan	420,000	65%	1.5X	2.5X
Paul R. Hauser	340,000	50%	1.3X	2.5X
Joseph D. Downes, Jr.	320,000	50%	1.5X	2.5X

(1)	The methods for valuing and calculating the PSU and option awards are described in the Equity Awards section on page 36.

The Committee reviews and determines the NEOs’ base salaries (along with the rest of their compensation package) during the annual review, which is discussed on page 39.

Annual Incentive. Our NEOs earn their annual incentive, a cash bonus paid under our Key Officers Incentive Plan (the “Incentive Plan”), based on achieving certain performance targets for the year.

Our executive officers are divided into two groups under the Incentive Plan depending upon their areas of responsibility: (i) corporate participants (Mr. Haffner, Mr. Glassman, and Mr. Flanigan), whose performance criteria and payouts are based on the Company’s overall results and (ii) profit center participants (Mr. Hauser and Mr. Downes) whose performance targets are set for the operating locations under their control. The NEOs also have individual performance goals (“IPGs”) as part of their annual incentive.

Each executive officer has a target incentive amount—the amount received if he achieved exactly 100% of all performance goals. The target incentive amount is the officer’s base salary multiplied by his target incentive percentage. At the end of the year, the target incentive amount is multiplied by the payout percentages for the various performance metrics (each with its own weighting) to determine the annual incentive payout. The annual incentive payout is calculated as follows and more fully described below:

Performance Metrics. For the 2011 annual incentive, the Committee selected two performance metrics for corporate participants and two for profit center participants, in addition to the IPGs:

Performance Measures	Relative Weight
Return on Capital Employed (1)	60%
Cash Flow (2)	20%
Individual Performance Goals	20%

(1)	Return on Capital Employed (ROCE) = Earnings Before Interest and Taxes (EBIT) ÷ quarterly average of Net Plant Property and Equipment (PP&E) and Working Capital (excluding cash and current maturities of long-term debt)

(2)	Corporate participants (Haffner, Glassman and Flanigan): Cash Flow = Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) – Capital Expenditures +/- Change in Working Capital (excluding cash and current maturities of long-term debt)

Profit center participants (Hauser and Downes): Free Cash Flow = EBITDA (adjusted for currency effects) – Capital Expenditures +/- Change in Working Capital (excluding cash, current maturities of long-term debt, and balance sheet items not directly related to on-going activities) +/- Gain or Loss from Non-Cash Impairments

The Committee chose ROCE as the primary incentive target to improve earnings and maximize returns on key assets while reducing inventory, increasing production and managing working capital. In addition, studies have shown a high correlation between return on capital metrics and TSR, a key feature of the Company’s strategic plan. The annual incentive is also based upon cash flow/free cash flow, which is critical to fund the Company’s dividend, capital expenditures and ongoing operations. Profit center participants are also subject to an adjustment ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for their operations’ failure to achieve safety, audit and environmental standards.

Individual Performance Goals. In addition to the financial metrics described above, the annual incentive includes IPGs that are tailored to each executive’s responsibilities and aligned with the Company’s strategic goals.

The executive officers proposed goals for their respective operations, which were reviewed by Mr. Haffner. The Committee then evaluated the proposals and worked with Mr. Haffner to develop his IPGs. The 2011 IPGs covered the following areas of responsibility:

Name	Individual Performance Goals
David S. Haffner	Strategic planning, new product development, continued margin enhancement, talent management and succession planning
Karl G. Glassman	Succession planning, continued margin enhancement, increased on-site reviews of operations, remediation of internal audit findings
Matthew C. Flanigan	Credit facility renewal, working capital management, cash repatriation, improved internal controls
Paul R. Hauser	Development of growth opportunities, facility consolidations, and improved internal controls
Joseph D. Downes, Jr.	Development of growth opportunities, utilization and efficiency initiatives

The Committee evaluated the executives’ achievement of the 2011 IPGs at its February 2012 meeting, using the 1 to 5 performance scale detailed in the tables below. The IPGs’ subjective nature causes them not to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Committee believes the relatively small cost to the Company of any lost tax deduction under 162(m) is outweighed by the strategic and long-term impact of this portion of the annual incentive. Mr. Haffner and Mr. Glassman were the only executive officers with any non-deductible incentive compensation in 2011.

Targets and Payout Schedules. Upon selecting the metrics and IPGs, the Committee established performance achievement targets and payout schedules. In setting the payout schedules, the Committee evaluated various payout scenarios before selecting one that strikes an appropriate balance between accountability to shareholders and motivation for participants. The payouts for each portion of the annual incentive are capped at 150%. The NEOs’ receipt of their annual incentive ultimately depends upon how well they perform against the targets.

2011 Corporate Payout Schedule
ROCE		Cash Flow (millions)			Individual Performance Goals (1-5 scale)
Achievement	Payout	Achievement		Payout	Achievement	Payout
<24%	0%	<$281		0%	1 – Did not achieve goal	0%
24%	50%	281		50%	2 – Partially achieved goal	50%
25%(1)	63.8%	296		75%	3 – Substantially achieved goal	75%
26%	75%	311		100%	4 – Fully achieved goal	100%
28%	100%	326		125%	5 – Significantly exceeded goal	up to 150%
30%	125%	341		150%
32%	150%	363	(1)	150%

2011 Profit Center Payout Schedule
Free Cash Flow & ROCE (Relative to Target)		Individual Performance Goals (1-5 scale)
Achievement (2)	Payout	Achievement	Payout
<80%	0%	1 – Did not achieve goal	0%
80%	60%	2 – Partially achieved goal	50%
90%	80%	3 – Substantially achieved goal	75%
100%	100%	4 – Fully achieved goal	100%
110%	120%	5 – Significantly exceeded goal	up to150%
120%	140%
125%	150%

(1)	Actual ROCE and Cash Flow achievement as calculated for corporate participants.

(2)	As a profit center participant, Mr. Hauser’s target for a 100% payout on the free cash flow for his segment was $169 million ($146 million actual in 2011), and the target for a 100% payout on ROCE achievement was 27.4% (23.2% actual). Mr. Downes’ free cash flow target was $39 million ($34 million actual), and his ROCE target was 23.7% (23.4% actual).

The following table provides the details of the 2011 annual incentive payouts for our NEOs:

Name	Target Incentive Amount			Weighted Payout Percentage				Annual Incentive Payout
David S. Haffner	$864,000		x	85.9%			=	$742,176

	Salary	x Target %		Metric	Payout %	x Weight
	$960,000	90%		ROCE	63.8%	60%
				Cash Flow	150.0%	20%
				IPGs	88.0%	20%
Karl G. Glassman	$540,000		x	86.0%			=	464,400

	Salary	x Target %		Metric	Payout %	x Weight
	$720,000	75%		ROCE	63.8%	60%
				Cash Flow	150.0%	20%
				IPGs	88.8%	20%
Matthew C. Flanigan	$273,000		x	96.3%			=	262,899

	Salary	x Target %		Metric	Payout %	x Weight
	$420,000	65%		ROCE	63.8%	60%
				Cash Flow	150.0%	20%
				IPGs	140.0%	20%
Paul R. Hauser	$170,000		x	75.6%			=	128,520

	Salary	x Target %		Metric	Payout %	x Weight
	$340,000	50%		ROCE	69.0%	60%
				FCF	73.0%	20%
				IPGs	98.0%	20%
				0% Compliance Adjustment
Joseph D. Downes, Jr.	$160,000		x	98.1%			=	156,960

	Salary	x Target %		Metric	Payout %	x Weight
	$320,000	50%		ROCE	97.0%	60%
				FCF	76.0%	20%
				IPGs	127.5%	20%
				-1% Compliance Adjustment

Equity Awards. Each year, we grant performance stock units (“PSUs”) to our senior managers and stock options to a broad group of employees. The PSUs and stock options tie our executive officers’ pay to the Company’s performance and shareholder returns. The payouts from these equity grants reflect our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. The application of our PSU and stock option multiples of salary resulted a target long-term incentive opportunity weighted 83% on PSUs and 17% on stock options for Mr. Haffner and an average of 74% PSUs and 26% stock options for the remaining NEOs.

Performance Stock Units. Leggett’s long-term strategic plan emphasizes the Company’s Total Shareholder Return (“TSR”) performance versus peer companies, and the Committee uses PSUs to drive and reward those results. Beginning in 2008, the Committee granted annual awards to a small group of senior management, including the NEOs.

The number of PSUs granted to each executive is determined by multiplying his base salary by the PSU award multiple (see table on page 33), and dividing this amount by the grant date fair value of the Company’s stock. The PSU award multiples are set by the Committee with the intent to place our long-term incentive compensation near the market median.

The PSUs have a three-year performance period, and the payout is based on Leggett’s three-year TSR relative to the TSR of a peer group. This peer group consists of all the companies in the Industrial, Materials and Consumer discretionary sectors of the S&P 500 and S&P Midcap 400 (about 320 companies). Although Leggett is a member of the S&P 500, our market capitalization is significantly below that group’s median, so the Committee included the S&P Midcap 400 in the peer group as well. In addition, nearly all of our business units fall into the industry sectors represented in the peer group. At the end of the three-year performance period, a percentage of each officer’s PSU base award is payable depending on Leggett’s TSR rank relative to that of the peer group.

PSU Payout Schedule

(based on Peer Group TSR)

Performance Level	Percentile Rank	Payout %
Threshold	25th	25%
Target	50th	75%
Maximum	>75th	175%

The PSU awards granted in January 2009 vested on December 31, 2011. Leggett’s TSR for that three-year period was in the 49th percentile of the peer group, resulting in a payout of 74% of the base award. Our TSR ranks in the 49th percentile for the 2010 PSU awards with one year remaining in the performance period, and our TSR for the 2011 PSU awards ranks in the 62nd percentile with two years remaining. The 2009 PSU awards were paid out entirely in shares of Company stock; the 2010 and 2011 awards will be paid out 35% in cash and 65% in Company stock.

Stock Options. The annual grant of stock options is one of our longer-running compensation practices. The Committee has used options to align shareholder and executive wealth, since an option’s value is contingent on and directly proportional to increases in the Company’s stock price over an extended vesting period and option term.

Our options have a 10-year term and vest in three annual installments beginning 18 months after the grant date. Options tend to have a longer performance horizon, which complements the shorter horizons of our other variable compensation components (annual incentive—one year; PSUs—three years).

The number of options granted to each executive is determined based on the grant date fair value as a multiple of base salary (3X for our CEO and COO; 2.5X for the other NEOs). The option multiple for each executive position has remained constant for several years and reflects the levels of management responsibility.

Restricted Stock Units. In connection with the employment agreements the Company entered into with Mr. Haffner, Mr. Glassman and Mr. Flanigan in 2009, each was awarded restricted stock units (“RSUs”) that vested 25% on the date of their agreements and 25% on each of the next three anniversaries. The Committee used these stand-alone awards to retain these key executives during a crucial period in the execution of our strategic plan and in response to competitive conditions. These are the only outstanding time-vested RSUs the Company has granted to the NEOs; all other restricted stock is performance based.

Other Compensation Programs. The NEOs have voluntarily deferred substantial portions of their cash compensation into Company equity through the ESU Program and the Deferred Compensation Program for many years, building an additional long-term stake in the Company. The Company also provides a 401(k) and non-qualified excess plan in which some of our executives choose to participate.

Executive Stock Unit Program. All our NEOs have significant holdings in the ESU Program, our primary executive retirement plan. These accounts are held until the executives terminate employment.

The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation into diversified investments. We match 50% of the executive’s contribution in Company stock units and may match up to an additional 50% if the Company meets annual ROCE targets linked to the Incentive Plan. The Company adds a 17.6% premium to the diversified investments acquired with executive contributions and to Leggett stock units acquired with Company matching funds. Matching contributions vest once employees have participated in the ESU Program for five years. Leggett stock units held in the ESU Program accrue dividends, which are acquired at a 17.6% premium.

Deferred Compensation Program. The Deferred Compensation Program allows key managers to defer salary, incentive awards and other cash compensation in exchange for any combination of the following:

•	Stock units with dividend equivalents, acquired at a 20% discount to the fair market value of our common stock on the dates the compensation otherwise would have been paid or the dividends reinvested.
•

At-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the last business day of the prior year.

•	Cash deferrals with an interest rate intended to be slightly higher than otherwise available for comparable investments.

Participants who elect a cash or stock unit deferral may elect to receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout. Participants who elect at-market stock options, which have a 10 year term, may exercise them approximately 15 months after the start of the year in which the deferral was made.

Retirement K and Excess Plan. The Company’s defined benefit Retirement Plan was frozen in 2006 (see description on page 49). Employees who had previously participated in the Retirement Plan were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan (the “Retirement K”). The Retirement K includes an age-weighted Company matching contribution designed to replicate the benefits lost by the Retirement Plan freeze.

Many of our officers cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or resulting from their participation in the Deferred Compensation Program. Consequently, we maintain a non-qualified Retirement K Excess Plan which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K. Amounts earned in the Retirement K Excess Plan are paid out in cash no later than March 15 of the following year and are eligible for the Deferred Compensation Program.

Perquisites and Personal Benefits. The Committee believes perquisites should not be a significant part of our executive compensation program. In 2011, perquisites were less than 1% of each NEO’s total compensation. Accordingly, we believe these benefits are appropriate when viewed in the overall context of our executive compensation program.

How Compensation Decisions Are Made

The Committee uses its informed judgment to determine the type and appropriate mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Committee has the authority to engage its own external compensation consultant as needed and engaged Meridian Compensation Partners LLC in December 2011 as its independent consultant beginning in 2012 (no consultant was used in 2011). The Committee may delegate its duties and responsibilities to one or more Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers. The Committee reports its actions to the Board at each Board meeting; the full Board must review and approve certain actions, including employment and severance benefit agreements and amendments to stock plans.

John Moore, Senior Vice President — Chief Legal & Human Resources Officer, provides compensation data, research and analysis that the Committee may request. In addition to Mr. Moore, the Committee invites Mr. Haffner, our CEO, to attend Committee meetings; however, the Committee meets in executive session without management present to discuss Mr. Haffner’s performance and set his compensation.

Mr. Haffner recommends to the Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility. The Committee generally accepts Mr. Haffner’s recommendations but makes adjustments that it deems appropriate.

The Annual Review and Use of Compensation Data

The Committee performs the executive compensation annual review in March of each year. During the annual review, the Committee evaluates the four primary elements of the annual compensation package for executive officers: base salary, annual incentive, PSUs and stock option awards. Based on this review, the Committee approves any base salary increases and sets the annual incentive target percentage for each executive officer. As discussed above, increases to base salary affect all four elements of the compensation package, because the variable compensation elements (annual incentive, PSUs and stock options) are each set as a multiple of base salary. Equity award sizes are reviewed again in November, prior to the grant of PSUs and stock options on the first business day of each year.

Prior to the annual review, the Committee reviews the total compensation package for the preceding year as described in the proxy statement. This review includes secondary compensation elements, such as voluntary equity plans and retirement plans, as well as potential payments upon termination or change in control. Decisions about secondary and post-termination compensation elements are made at various times throughout the year as the plans or agreements giving rise to the compensation are reviewed.

In connection with the 2011 annual review, the Committee evaluated the following data presented by Mr. Moore to consider each executive’s compensation package in the context of past decisions, internal pay relationships and the external market:

•	Compensation data from three surveys published by national consulting firms (described more fully below).
•	Current annual compensation for each executive officer.
•	The potential value of each executive officer’s compensation package under three Company performance scenarios (threshold, target and outstanding performance).
•	The cash-to-equity ratio and fixed-to-variable pay ratio of each executive officer’s compensation package.
•	Compliance with our stock ownership requirements.
•	A summary of each executive’s accumulated wealth from outstanding equity awards, including a sensitivity analysis of the impact of changes in our stock price.

We have not compared our compensation to that of a specific peer group of companies, given the complexity of our markets and the diversity of our product lines. Instead, for external market data, we used survey data disclosing 2010 compensation published by Towers Watson (“Survey Report of Top Management Compensation—United States, General Industry” and “U.S. Compensation Data Bank—General Industry”) and Hewitt (“TCM Total Compensation by Industry—Executive, United States”) (collectively, the “2011 Survey Data”). The use of multiple surveys enables us to develop a more balanced picture of the compensation market.

We sought the largest sample size possible from each survey, given that the validity of data increases with sample size. The Committee uses data from a broad base of companies that most closely match the NEOs’ job descriptions. The industry groups and sample sizes of the three surveys with respect to the NEO positions were as follows:

	Towers Watson—Top Management	Towers Watson—CDB	Hewitt
Survey Group	Manufacturing only, All revenue levels	All industries, $3-6 billion in revenue	Manufacturing only, $3.7 billion median revenue

	Companies in Survey Group, by Position
CEO	412	104	36
COO	158	34	N/A
CFO	453	105	37
SVP, Segment Head	53	700*	100*
		* Business units across all revenue levels	* Business units with $1.7 billion median revenue

The Committee uses compensation surveys to get a general sense of the competitive market. The 2011 Survey Data generally showed our executive officers’ compensation was in line with the Committee’s philosophy of paying somewhat below market median for base salaries with the potential to move above the median with outstanding results under variable compensation programs (annual incentive, PSUs and stock options). Although the Committee views survey data as a useful guide, it gives significant weight to (i) the mix of fixed to variable pay, (ii) the ratio of cash to equity compensation, (iii) internal pay equity, and (iv) individual responsibilities and merit when establishing base salaries, annual incentive percentages, and PSU and stock option award multiples. While the Committee monitors these pay relationships, it does not target any specific pay ratios.

In addition to the 2011 Survey Data, the Committee also considers the Company’s merit increase budget for all salaried U.S. employees in determining salary increases for executive officers. The 2011 merit increase budget of 2.5% was based on the Consumer Price Index, other national economic data and our own business climate. Mr. Haffner, Mr. Glassman and Mr. Flanigan have the option to terminate their respective employment agreements without further obligation to the Company if they do not receive a salary increase for any year, unless the failure to receive an increase was due to a company-wide salary freeze.

In connection with the 2011 annual review, the Committee took the following actions:

•	Raised NEO base salaries by a range of 2.5 to 4%, in line with the Company’s merit budget for salaried personnel and to reflect performance.
•

Established the award formula for the Incentive Plan’s corporate and profit center participants, upon determining that the payout range (threshold, target and maximum) was consistent with the Company’s full-year sales and earnings projections.

•	Approved the executive officers’ 2011 IPGs, stressing specific and measurable targets that lead to improvements with long-term returns.

Equity Grant Practices

The Committee discusses potential equity awards at length at its November meeting, and then approves the final PSU and option grants during a telephone meeting on the first business day of the year. The exercise price of the options is equal to the closing market price of the Company’s common stock on the option grant date. The Company does not grant equity awards when in possession of material inside information.

Performance of Past Equity Awards. The Committee monitors the value of past equity awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executive’s accumulated variable compensation. However, the Committee does not increase current-year equity awards, or any other aspect of the NEOs’ compensation, to adjust for the below-expected performance of past equity awards.

Clawback Provisions. All equity awards are subject to a clawback provision included in our Flexible Stock Plan which allows the Committee to recover all income or other benefits received on the vesting, exercise, or payment of any award if the employee violates any confidentiality, non-solicitation or non-compete obligations or engages in activity adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement.

Executive Stock Ownership Guidelines. The Committee believes executive officers should have a meaningful ownership stake in the Company to align their interests with those of shareholders. We expect executive officers to attain the following levels of stock ownership within five years of appointment and to maintain those levels throughout their employment.

CEO	5X base salary
COO, CFO	3X base salary
All other Executive Officers	2X base salary

Shares of the Company’s stock owned outright, stock units and the net shares acquirable upon the exercise of deferred compensation stock options count toward satisfying the ownership totals. A decline in the stock price can cause an executive officer who previously met the threshold to fall below it temporarily. An executive officer who has not met the ownership requirement, or falls below it due to a stock price decline, must hold any net shares acquired upon the exercise of stock options or vesting of PSUs or RSUs until he meets the ownership threshold. As of December 31, 2011, all of our NEOs were in compliance with their stock ownership requirements, having holdings well in excess of these threshold levels.

Employment and Change in Control Agreements

On the Committee’s recommendation, the Board entered into employment agreements with Mr. Haffner, Mr. Glassman and Mr. Flanigan in May 2009. These employment agreements expire on the date of our annual shareholder meeting in 2013. The material terms and conditions of these employment agreements are described on page 51.

The Company also has severance benefit agreements with Mr. Haffner and Mr. Glassman, but does not offer severance benefits to any other NEOs. These agreements have been in place for several years and have no stated expiration date. They are designed to protect both the executive officers’ and the Company’s interests in the event of a change in control of the Company. The material terms and conditions of these agreements and the Company’s potential financial obligations arising from these agreements are described on page 52.

The benefits provided under the severance benefit agreements do not impact the Committee’s decisions regarding other elements of the executive officers’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1 million paid to certain executive officers. Our policy is to take reasonable and practical steps to minimize compensation that exceeds the $1 million cap, but in some circumstances the best form of compensation for the intended purpose may be one that is not tax-deductible under Section 162(m), such as the inclusion of IPGs in the annual incentive program.

In 2011, the Company paid amounts that were not deductible for federal income tax purposes and exceeded the $1 million threshold. The non-deductible compensation resulted from payouts of previously deferred compensation, the vesting of service-based RSUs, and the IPG portion of the annual incentive.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

R. Ted Enloe, III (Chair)

Robert E. Brunner

Richard T. Fisher

Joseph W. McClanathan

Judy C. Odom

Phoebe A. Wood

Summary Compensation Table

The following table reports the total 2011 compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers as of December 31, 2011. Collectively, we refer to these five executives as the “Named Executive Officers” or “NEOs.”

Compensation reported in the table below includes amounts earned in various retirement and deferred compensation programs. The pension, retirement and deferred compensation programs are described on pages 49 and 38, respectively. Familiarity with these programs will aid your understanding of the amounts reported in the Summary Compensation Table.

Name and Principal Position	Year	Salary (1)		Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value; Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (1)(5)	Total
David S. Haffner, President & Chief Executive Officer	2011 2010 2009	$951,346 917,308 934,616	(6)	$3,156,557 2,826,252 4,394,446	$667,366 605,517 383,937	$742,176 1,100,081 1,019,995	$75,816 77,667 46,306	$389,495 394,251 515,089	$5,982,756 5,921,076 7,294,389
Karl G. Glassman, Executive Vice President & Chief Operating Officer	2011 2010 2009	713,538 688,077 700,962	(6)	1,377,857 1,233,054 2,557,611	500,678 454,138 287,953	464,400 688,194 685,125	61,565 54,857 31,319	238,620 246,751 284,727	3,356,658 3,365,071 4,547,697

Matthew C. Flanigan, Senior Vice President— Chief Financial Officer	2011 2010 2009	416,539 402,692 410,192	(6)	755,948 676,368 1,617,979	244,122 221,462 140,409	262,899 348,806 339,702	29,336 27,654 21,977	207,340 233,256 202,919	1,916,184 1,910,238 2,733,178
Paul R. Hauser, Senior Vice President, President— Residential Furnishings Segment	2011 2010 2009	337,369 326,754 332,931	(6)	531,704 439,200 380,998	198,080 179,736 113,988	128,520 183,688 192,119	45,194 43,094 26,414	117,533 92,717 90,431	1,358,400 1,265,189 1,136,881
Joseph D. Downes, Jr., Senior Vice President, President— Industrial Materials Segment	2011 2010 2009	318,177 307,415 303,023	(6)	582,524 499,590 453,100	188,108 163,563 103,732	156,960 135,920 155,821	8,501 9,327 7,509	66,212 64,353 78,197	1,320,482 1,180,168 1,101,382

(1)

Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation, and certain other cash items) that was deferred into the ESU Program (to acquire Company stock units in 2009 and 2010, and diversified investments starting in 2011) and/or the Deferred Compensation Program

(to acquire, at the NEO’s election, an interest-bearing cash deferral, Leggett stock options or Leggett stock units), as follows:

				Deferred Compensation Program Alternatives
Name	Year	Total Cash Compensation Deferred	ESU ($)	Cash Deferral ($)	Stock Options (#)	Stock Units (#)
David S. Haffner	2011 2010 2009	$466,636 399,066 1,053,198	$166,636 199,066 192,732			16,726 10,903 62,432
Karl G. Glassman	2011 2010 2009	215,111 184,954 435,880	115,111 134,954 135,880			5,521 2,946 23,623
Matthew C. Flanigan	2011 2010 2009	420,493 504,229 436,108	65,240 72,477 72,261			19,752 23,964 24,503
Paul R. Hauser	2011 2010 2009	162,659 154,526 149,854	43,890 48,372 49,854	$106,154 100,000		6,561
Joseph D. Downes, Jr.	2011 2010 2009	144,815 106,661 93,156	44,815 41,661 43,156	100,000 65,000		3,937

See the Grants of Plan-Based Awards Table on page 45 for further information on Leggett equity awards received in lieu of cash compensation in 2011.

(2)	Amounts reported in this column reflect the grant date fair value of PSU awards and the RSU awards, as detailed in the table below. For a description of the assumptions used in calculating the grant date fair value, see Note L of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The potential maximum fair value of the PSU awards on the grant date is also included in the table below.

Name	Year	PSU Awards: Grant Date Fair Value	PSU Awards: Potential Maximum Value at Grant Date	RSU Awards: Grant Date Fair Value
David S. Haffner	2011 2010 2009	$3,156,557 2,826,252 2,487,716	$5,523,975 4,945,941 4,353,503	$1,906,730
Karl G. Glassman	2011 2010 2009	1,377,857 1,233,054 1,059,466	2,411,250 2,157,845 1,854,066	1,498,145
Matthew C. Flanigan	2011 2010 2009	755,948 676,368 596,516	1,322,908 1,183,644 1,043,903	1,021,463
Paul R. Hauser	2011 2010 2009	531,704 439,200 380,998	930,482 768,600 666,747
Joseph D. Downes, Jr.	2011 2010 2009	582,524 499,590 453,100	1,019,417 874,283 792,925

(3)	Amounts reported in this column represent the grant date fair value of the stock options calculated using the Black-Scholes option valuation model. For a description of the assumptions used in calculating the grant date fair value of these options, see Note L of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(4)	Amounts reported in this column are set forth below.

Name	Change in Pension Value (a)	ESU Program (b)	Deferred Stock Units (c)	Total
David S. Haffner	$32,624	$18,090	$25,102	$75,816
Karl G. Glassman	37,357	15,713	8,495	61,565
Matthew C. Flanigan	15,603	6,083	7,650	29,336
Paul R. Hauser	37,908	6,722	564	45,194
Joseph D. Downes, Jr.		6,208	2,293	8,501

(a)	Change in the present value of the NEO’s accumulated benefits under the defined benefit Retirement Plan, as described on page 49.

(b)	17.6% premium applied to dividend equivalents acquired on stock units held in the ESU Program, as described on page 37.

(c)	20% discount on dividend equivalents acquired on stock units held in the Deferred Compensation Program, as described on page 38.

(5)	Amounts reported in this column are set forth below:

Name	ESU Program (a)	Deferred Stock Units (b)	Retirement K Matching Contributions (c)	Retirement K Excess Payments (c)	Life and Disability Insurance Benefits	Perquisites (d)	Total
David S. Haffner	$246,348	$75,000	$9,900	$51,051	$7,196		$389,495
Karl G. Glassman	168,781	25,000	9,900	32,512	2,427		238,620
Matthew C. Flanigan	93,259	88,813	9,900	14,558	810		207,340
Paul R. Hauser	62,584	29,692	13,200	9,162	2,895		117,533
Joseph D. Downes, Jr.	59,354				6,858		66,212

(a)	This amount represents the Company’s matching contributions under the ESU Program and the 17.6% premium applied to diversified investments acquired with employee contributions and Leggett stock units acquired with Company matching contributions.

(b)	This amount represents the 20% discount on stock units acquired with employee contributions to the Deferred Compensation Program.

(c)	The Retirement K and Retirement K Excess Plan are described on page 38.

(d)	None of the NEOs received perquisites or other personal benefits with a value of $10,000 or more in 2011. Perquisites for our executives officers in 2011 included: use of a Company car; executive physicals; and financial, legal, and tax planning services provided by in-house professionals. For disclosure purposes, perquisites are valued at our aggregate incremental cost.

(6)	The 2009 NEO base salaries are reported as higher than the 2010 salaries (despite an increase in base salary in 2010) because there were 27 bi-weekly pay periods in 2009 instead of the customary 26 (as in 2010).

Grants of Plan-Based Awards in 2011

The following table sets forth, for the year ended December 31, 2011, information concerning each grant of an award made to the NEOs in 2011 under any plan.

	Grant Date	Award Type (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Shares of Stock or Units (#)(4)	All Other Option Awards: Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David S. Haffner	3/25/11	AI	$432,000	$864,000	$1,296,000
	1/03/11	ASO								135,525	$23.14	$667,366
	1/03/11	PSU				31,056	93,169	217,394				3,156,557
Awards Received in Lieu of Cash Compensation
	—	DSU							16,726			375,000
Karl G. Glassman	3/25/11	AI	270,000	540,000	810,000
	1/03/11	ASO								101,675	23.14	500,678
	1/03/11	PSU				13,556	40,669	94,894				1,377,857
Awards Received in Lieu of Cash Compensation
	—	DSU							5,521			125,000
Matthew C. Flanigan	3/25/11	AI	136,500	273,000	409,500
	1/03/11	ASO								49,575	23.14	244,122
	1/03/11	PSU				7,438	22,313	52,063				755,948
Awards Received in Lieu of Cash Compensation
	—	DSU							19,752			444,066
Paul R. Hauser	3/25/11	AI	102,000	170,000	255,000
	1/03/11	ASO								40,225	23.14	198,080
	1/03/11	PSU				5,231	15,694	36,619				531,704
Awards Received in Lieu of Cash Compensation
	—	DSU							6,561			148,461
Joseph D. Downes, Jr.	3/25/11	AI	96,000	160,000	240,000
	1/03/11	ASO								38,200	23.14	188,108
	1/03/11	PSU				5,731	17,194	40,119				582,524

(1)	Award Type:

AI = Annual Incentive

ASO = Annual Stock Options

PSU = Performance Stock Units

DSU = Deferred Stock Units

(2)	The performance metrics, payout schedules and other details of the NEOs’ annual incentive are described on page 33.

(3)	PSU awards vest at the end of a three-year performance period based on our TSR as measured relative to a peer group. The PSU awards are described on page 36.

(4)	DSU amounts (from the Deferred Compensation Program described on page 38) reported in this column represent stock units acquired in lieu of cash compensation. Stock units are purchased on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. DSUs are acquired at a 20% discount to the market price of our common stock on the acquisition date. We recognize a compensation expense for this discount, which is reported in the All Other Compensation column of the Summary Compensation Table.

(5)	Stock options (described on page 37) are granted on the first business day of the year, have a 10-year term, and vest in three annual increments beginning 18 months after grant.

(6)	The exercise price is the closing market price of the Company’s common stock on the grant date.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table reports the outstanding stock options, performance stock units, and restricted stock units held by each NEO as of December 31, 2011. The outstanding awards are separated into two categories:

•

General Awards: the annual PSU and stock option awards that comprise the equity component of our compensation package, as well as the one-time RSU awards to Mr. Haffner, Mr. Glassman and Mr. Flanigan in 2009 in connection with their employment agreements.

•	Deferred Compensation Options: options that were granted in lieu of cash compensation under our Deferred Compensation Program, as described on page 38.

	Options Awards					Stock Awards
		Securities Underlying Unexercised Options:				Unvested Stock Units		Equity Incentive Plan Awards— Unearned Shares, Units or Other Unvested Rights
Name	Grant Date (1)	Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date	Number of Units (#) (2)	Market Value ($) (3)	Performance Period (4)	Number of Units (#) (5)	Market or Payout Value ($) (3)
David S. Haffner
General Awards
	1/16/2002	56,000		$22.30	1/15/2012	35,000	806,400	2010-2012	96,525	2,223,936
	1/22/2003	63,000		21.01	1/21/2013			2011-2013	217,394	5,008,758
	1/13/2004	70,000		21.35	1/12/2014
	2/9/2005	70,000		28.02	2/8/2015
	1/3/2006	93,400		22.96	1/4/2016
	5/10/2006	87,177		26.67	5/9/2016
	1/3/2007	98,475		23.61	1/4/2017
	1/2/2008	143,275		16.96	1/2/2018
	1/2/2009	114,800	57,400	15.68	1/2/2019
	1/4/2010	46,800	93,600	20.51	1/3/2020
	1/3/2011		135,525	23.14	1/2/2021
Subtotal		842,927	286,525			35,000	806,400		313,919	7,232,694
Deferred Compensation Options
	12/21/2004	224,100		27.09	12/20/2014
	12/30/2005	266,290		22.96	12/29/2015
Subtotal		490,390
Total		1,333,317	286,525			35,000	806,400		313,919	7,232,694
Karl G. Glassman
General Awards
	1/22/2003	47,250		21.01	1/21/2013	27,500	633,600	2010-2012	42,113	970,284
	1/13/2004	52,500		21.35	1/12/2014			2011-2013	94,894	2,186,358
	2/9/2005	52,500		28.02	2/8/2015
	1/3/2006	74,725		22.96	1/4/2016
	1/3/2007	78,775		23.61	1/4/2017
	1/2/2008	114,625		16.96	1/2/2018
	1/2/2009	86,100	43,050	15.68	1/2/2019
	1/4/2010	35,100	70,200	20.51	1/3/2020
	1/3/2011		101,675	23.14	1/2/2021
Subtotal		541,575	214,925			27,500	633,600		137,007	3,156,642
Deferred Compensation Options
	12/21/2004	66,663		27.09	12/20/2014
	12/30/2005	81,664		22.96	12/29/2015
	12/31/2007	92,913		17.44	12/30/2017
Subtotal		241,240
Total		782,815	214,925			27,500	633,600		137,007	3,156,642

Matthew C. Flanigan
General Awards
	3/11/2003	18,000		17.61	3/10/2013	18,750	$432,000	2010-2012	23,100	532,224
	1/13/2004	30,000		21.35	1/12/2014			2011-2013	52,063	1,199,532
	2/9/2005	21,900		28.02	2/8/2015
	1/3/2006	29,900		22.96	1/4/2016
	1/3/2007	31,775		23.61	1/4/2017
	1/2/2008	48,125		16.96	1/2/2018
	1/2/2009	41,983	20,992	15.68	1/2/2019
	1/4/2010	17,116	34,234	20.51	1/3/2020
	1/3/2011		49,575	23.14	1/2/2021
Subtotal		238,799	104,801			18,750	$432,000		75,163	1,731,756
Deferred Compensation Options
	12/21/2004	31,721		27.09	12/20/2014
	12/30/2005	86,634		22.96	12/29/2015
Subtotal		118,355
Total		357,154	104,801			18,750	$432,000		75,163	1,731,756
Paul R. Hauser
General Awards
	3/11/2003	11,334		17.61	3/10/2013			2010-2012	15,000	345,600
	1/13/2004	18,000		21.35	1/12/2014			2011-2013	36,619	843,702
	2/9/2005	20,000		28.02	2/8/2015
	1/3/2006	25,575		22.96	1/4/2016
	1/3/2007	31,775		23.61	1/4/2017
	1/2/2008	15,300		16.96	1/2/2018
	1/2/2009	34,083	17,042	15.68	1/2/2019
	1/4/2010	13,891	27,784	20.51	1/3/2020
	1/3/2011		40,225	23.14	1/3/2021
Subtotal		169,958	85,051						51,619	1,189,302
Deferred Compensation Options
	12/21/2004	5,539		27.09	12/20/2014
Subtotal		5,539
Total		175,497	85,051						51,619	1,189,302
Joseph D. Downes, Jr.
General Awards
	1/13/2004	18,000		21.35	1/12/2014			2010-2012	17,063	393,132
	2/9/2005	20,200		28.02	2/8/2015			2011-2013	40,119	924,342
	1/3/2006	25,550		22.96	1/4/2016
	1/3/2007	26,475		23.61	1/4/2017
	1/2/2008	39,800		16.96	1/2/2018
	1/2/2009	31,016	15,509	15.68	1/2/2019
	1/4/2010	12,641	25,284	20.51	1/3/2020
	1/3/2011		38,200	23.14	1/2/2021
Subtotal		173,682	78,993						57,182	1,317,474
Deferred Compensation Options
	12/21/2004	6,460		27.09	12/20/2014
Subtotal		6,460
Total		180,142	78,993						57,182	1,317,474

(1)	General Awards—options were granted subject to our standard vesting terms, become exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date, and have a 10-year term.

Deferred Compensation Options—options became exercisable on March 15, approximately 15 months following the grant date, and have a 10-year term.

(2)	Awards reported in this column are the unvested portion of the RSU awards granted in 2009 in connection with the employment agreements described on page 51.

(3)	Values shown in this column were calculated at a per share value of $23.04, the closing market price of our common stock on December 31, 2011.

(4)	PSU awards are granted on the first business day of the year and have a three-year performance period (awards with a 2011-2013 performance period were granted on January 3, 2011 and vest on December 31, 2013).

(5)	These amounts reflect the target payout level of shares for the 2010-2012 PSUs (75% of the base award due to Leggett’s TSR ranking in the 49th percentile versus the peer group as of December 31, 2011) and the maximum payout level for the 2011 PSUs (175% of the base award due to our TSR ranking in the 62nd percentile). Actual payouts will be based on our relative TSR on the vesting date, based on our performance for the three-year period. The PSUs are described at page 36.

Option Exercises and Stock Vested in 2011

The following table reports the number of stock options exercised and stock awards vested in 2011 and the value realized by the NEOs upon exercise or vesting of such awards. The stock award amounts represent the vesting of 25% of the RSUs granted in connection with the employment agreements described on page 51, and the payout of the 2009 PSUs at the end of the performance period on December 31, 2011 described on page 37.

	Options Awards		Stock Awards (1)
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
David S. Haffner			151,178	$3,590,932
Karl G. Glassman	40,000	$159,600	76,978	1,858,264
Matthew C. Flanigan	12,000	47,880	46,608	1,131,589
Paul R. Hauser	5,000	19,000	17,793	409,946
Joseph D. Downes, Jr.	27,000	197,187	21,160	487,526

(1)	Amounts reported in these columns consist of vested RSU and PSU awards, allocated as follows:

	RSU		PSU
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David S. Haffner	35,000	$914,200	116,178	$2,676,732
Karl G. Glassman	27,500	718,300	49,478	1,139,964
Matthew C. Flanigan	18,750	489,750	27,858	641,839
Paul R. Hauser			17,793	409,946
Joseph D. Downes, Jr.			21,160	487,526

(2)	Amounts in this column are calculated based upon the closing price of the Company’s stock on the vesting date; however, as the PSUs and RSUs are distributed to the NEOs as shares of Company stock upon vesting, the NEOs may continue to hold the shares or sell them in accordance with our insider trading procedures.

Pension Benefits in 2011

We had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date, and the Retirement Plan was closed to new participants. In 2007, employees who had previously participated in the Retirement Plan were offered a replacement benefit package consisting of the Retirement K and the Retirement K Excess Program discussed at page 38. Although participants no longer accrue additional benefit under the Retirement Plan, the present value of the benefit may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly salary for each year of participation in the Retirement Plan. Benefits are calculated based on actual years of participation in the Retirement Plan, and benefits become payable when a participant reaches age 65 (normal retirement age). Mr. Haffner and Mr. Hauser are eligible for early retirement benefits under the Retirement Plan (minimum age 55 and at least 15 years of service), under which they would receive a monthly benefit reduced by 1/180th for the first 60 months and a monthly benefit reduced by 1/360th for any additional months before reaching normal retirement age.

The following table lists the present value of accumulated benefits payable to the NEOs under the Retirement Plan:

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David S. Haffner	28	$226,239
Karl G. Glassman	30	206,879
Matthew C. Flanigan	15	78,266
Paul R. Hauser	32	277,406
Joseph D. Downes, Jr.

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2011 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the RP2000 mortality table, and discounted that amount back to December 31, 2011 using a 4.25% discount rate. The discount rate, measurement date and mortality assumptions are the same as those used for financial reporting purposes.

Non-Qualified Deferred Compensation in 2011

The following table provides the aggregate 2011 contributions, earnings, withdrawals, and ending balances for each Named Executive Officer’s deferred compensation accounts. The year-end balances are based on a $23.04 closing market price of our common stock on December 31, 2011.

Name	Deferral Type or Program (1)	Executive Contributions in 2011 (2)	Company Contributions in 2011 (2)	Aggregate Earnings in 2011 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/11 (4)
David S. Haffner	ESU	166,636	246,348	22,331		2,583,212
	DSU	300,000	75,000	156,206	1,542,675	2,255,524
	EDSP			121,280	164,542	2,058,601

Total		466,636	321,348	299,817	1,707,217	6,897,337
Karl G. Glassman	ESU	115,111	168,781	47,612		2,184,659
	DSU	100,000	25,000	53,212		833,541
	EDSP			17,447		300,695

Total		215,111	193,781	118,271		3,318,895
Matthew C. Flanigan	ESU	65,240	93,259	4,527		882,728
	DSU	355,253	88,813	76,090	594,098	1,039,841

Total		420,493	182,072	80,617	594,098	1,922,569
Paul R. Hauser	ESU	43,890	62,584	21,905		914,378
	DCC			4,058	107,387	112,045
	DSU	118,769	29,692	5,584		154,045

Total		162,659	92,276	31,547	107,387	1,180,468
Joseph D. Downes, Jr.	ESU	44,815	59,354	24,706		852,822
	DCC	100,000		5,149	62,076	171,991
	DSU			13,893		201,208

Total		144,815	59,354	43,748	62,076	1,226,021

(1)	Deferral Type or Program:

ESU = Executive Stock Unit Program (see description at page 37).

DCC = Deferred Compensation Program—Cash Deferral (see description at page 38).

DSU = Deferred Compensation Program—Stock Units (see description at page 38).

EDSP = Executive Deferred Stock Program. This is a frozen program under which executives deferred the gain from their stock option exercises from 1 to 15 years. Upon deferral, the participant was credited with stock units representing the option shares deferred, and the units accumulate dividend equivalents during the deferral period.

(2)	Amounts reported in these columns are also included in the totals reported in the Summary Compensation Table.

(3)	Aggregate earnings include interest, dividends and the appreciation (or depreciation) of the investments in which the accounts are held. The following amounts, representing preferential earnings on interest and dividends paid in 2011 on ESU Program and Deferred Compensation Program accounts, are reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table: Haffner—$43,192; Glassman—$24,208; Flanigan—$13,732; Hauser—$7,286; and Downes—$8,501.

(4)	Of the balances reported in this column (which are net of distributions from prior years’ deferrals), the following aggregate amounts were included in the totals reported in the Summary Compensation Table in 2009, 2010 and 2011: Haffner—$3,091,030; Glassman—$1,503,344; Flanigan—$1,953,561; Hauser—$706,963; and Downes—$556,556.

Potential Payments upon Termination or Change in Control

This section describes the payments and benefits that may be received by our NEOs upon termination of employment, in excess of the amounts generally paid to our salaried employees upon termination of employment. We have employment agreements with Mr. Haffner, Mr. Glassman and Mr. Flanigan which provide for specific payments and benefits upon certain termination events. Mr. Haffner and Mr. Glassman also have severance benefit agreements which become effective upon a change in control of the Company. A termination of employment for an NEO not addressed under these agreements would be treated in the same manner as that of any salaried employee.

Employment Agreements. The employment agreements with Mr. Haffner, Mr. Glassman and Mr. Flanigan expire on the date of our annual meeting of shareholders in 2013. In the event their employment terminates prior to the expiration of the employment agreement, the obligations of the Company and the executive are as set forth in the following table:

Termination Following Total Disability
Trigger	Company Obligations	Executive Obligations
Executive’s employment may be terminated following a continuous 14-month period in which he is unable to materially perform the required services	• During the non-compete period, continuation of health insurance to executive and his dependents	• Maintain confidentiality of Company information and trade secrets • Non-compete period through the end of the agreement’s term, or if later, for two years following termination
Executive’s Option to Terminate
Trigger	Company Obligations	Executive Obligations

Voluntary and effective within 60 days of written notice to the Company not later than six months after one of the following events:

•     Executive does not receive a salary increase in any year, unless due to Company-wide salary freeze

•     Mr. Haffner only: Executive is not elected to continue as Chief Executive Officer, a director of the Company and a member of the Board’s executive committee

•     Mr. Glassman only: Executive is not elected to continue as a director of the Company

•     Company is merged out of existence, sold or dissolved

•     Working control of Company is lost in a proxy contest or other tender offer

	• Pro-rated annual incentive award for the year of termination • During the non-compete period, continuation of health insurance to executive and his dependents	• Maintain confidentiality of Company information and trade secrets • Non-compete period through the end of the agreement’s term, or if later, for two years following termination

Termination by Company for Cause
Trigger	Company Obligations	Executive Obligations

The Company may terminate the executive following:

•     Conviction of a felony crime

•     Willful breach of the Code of Conduct or Financial Code of Ethics that causes material injury to the Company

•     Willful act of fraud, misappropriation or dishonesty that causes material injury to the Company or results in material enrichment of the executive at the Company’s expense

•     Willful violation of specific written directions of the Board or CEO, as applicable, following notice of such violation

•     Continuing, repeated, willful failure to substantially perform duties after written notice from the Board

	• Pro-rated annual incentive award for the year of termination • During the non-compete period, continuation of health insurance to executive and his dependents	• Maintain confidentiality of Company information and trade secrets • Non-compete period through the end of the agreement’s term, or if later, for two years following termination
Termination by Company without Cause
Trigger	Company Obligations	Executive Obligations
The Company may terminate the executive at the Board’s discretion, at any time upon prior written notice

•     The Company’s financial obligations continue through the agreement’s term, except for benefits accruing after death or disability

•     Equity awards continue to vest as if the executive were employed for the entire term

•     Continuation of health insurance to the executive and his dependents throughout the term

•     Executive given title to the company car he was using at time of termination

• Maintain confidentiality of Company information and trade secrets • Enter into a release and agreement not to sue the Company

Severance Benefit Agreements. Upon a change in control of the Company, the severance benefit agreements with Mr. Haffner and Mr. Glassman provide for severance payments and benefits during a specified period (the “Protected Period”) following the change in control. The Protected Period is 36 months for Mr. Haffner and 30 months for Mr. Glassman.

In general, a change in control is deemed to occur when: (i) a shareholder acquires shares giving it ownership of 25% or more of our common stock, (ii) the current directors or their “successors” no longer constitute a majority of the Board of Directors, (iii) after a merger or consolidation with another corporation, less than 75% of the voting securities of the surviving corporation are owned by our former shareholders, or (iv) the Company is liquidated or sells substantially all of our assets to an unrelated third party.

The payments and benefits payable under these severance benefit agreements are subject to a “double trigger”; that is, they become payable only after both (i) a change in control of the Company and (ii) the executive officer’s employment is terminated by the Company (except for cause or upon disability) or the executive officer terminates his employment for “good reason.” In general, the executive officer would have good reason to terminate his employment if he were required to relocate or experienced a reduction in job responsibilities, title, compensation or benefits, or if the successor company did not assume the obligations of the severance benefit agreement. The Company may cure the “good reason” for termination within 30 days of receiving notice of such from the executive.

Events considered grounds for termination by the Company for cause under the severance benefit agreements are the same as those in the employment agreements described above. Upon termination of employment by the Company (other than for cause or upon disability) or by the executive for good reason following a change in control, the Company will provide the following payments and benefits:

•	Base salary through the date of termination.
•	Pro-rata annual incentive award at the maximum payout level for the year of termination.
•

Monthly severance payments: Mr. Haffner—100% of base salary and target bonus percentage multiplied by 3, paid over 36 months; Mr. Glassman—100% of base salary and target bonus percentage multiplied by 2.5, paid over 30 months.

•	Continuation of health insurance and fringe benefits for up to 36 months for Mr. Haffner (30 months for Mr. Glassman), as permitted by the Internal Revenue Code, or an equivalent lump sum payment.
•	Lump sum additional retirement benefit based upon the actuarial equivalent of an additional 36 months of continuous service for Mr. Haffner (30 months for Mr. Glassman).
•	Option to purchase company car at lower of book value or wholesale value.

The severance benefit agreements further provide that, if within one year following a change in control that was opposed by a majority of the directors the executive officer terminates his employment, he will receive, in lieu of the payments and benefits described above, (i) base salary through the date of termination, (ii) pro-rata annual incentive award at the maximum payout level for the year of termination, (iii) a lump sum payment equal to 75% of his cash compensation preceding the year of termination, and (iv) continuation of health insurance and certain fringe benefits for one year.

If the severance payments and benefits provided to either Mr. Haffner or Mr. Glassman exceed 10% of the limit imposed by Section 280G of the Internal Revenue Code, we will make a tax “gross-up” payment of the amount equal to the Section 280G excise taxes payable by the executive officer plus all income, employment, and excise taxes incurred on the gross-up payment. If the severance payments and benefits provided exceed the Section 280G limit by less than 10%, the payments will be capped at $1 below the Section 280G limit.

All amounts received by either Mr. Haffner or Mr. Glassman as cash compensation from a new full-time job will reduce the cash severance payments dollar for dollar. The executive is not required to mitigate the amount of any termination payment or benefit provided under his severance benefit agreement, but any health insurance or fringe benefits he may receive from a new job will reduce any benefits provided under the agreement.

Accelerated Vesting of PSUs and Options. The terms and conditions of the PSU awards provide for “double trigger” vesting (a change in control of the Company that leads to a termination of employment), such that all outstanding PSUs will become vested with the payout percentage set at the 175% maximum. The Company’s stock option awards provide for immediate, “single trigger” vesting in the event of a change in control of the Company. The acceleration of equity vesting upon a change in control is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the transaction.

The tables below provide the estimated potential payments and benefits that the NEOs would receive in the event of any termination of employment. We have used the following assumptions and methodology to calculate these amounts:

•	Each termination of employment is deemed to have occurred on December 31, 2011. Potential payments reflect the benefits and arrangements in effect on that date.
•

The tables reflect only the additional payments and benefits the NEOs would be entitled to receive as a result of the termination of employment. Fully vested benefits described elsewhere in this proxy statement (such as deferred compensation accounts and pension benefits) and payments generally available to U.S. employees upon termination of employment (accrued vacation) are not included in the tables.

•	To project the value of stock plan benefits, we used the December 31, 2011 closing market price of our common stock of $23.04 per share and a dividend yield of 4.86%.

The potential payments and benefits presented in the following tables are only estimates provided solely for disclosure purposes and may vary from the amounts that are ultimately paid in connection with an actual termination of employment.

Potential Payments upon Termination—David S. Haffner

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary or Severance Payments							$1,292,308	(1)	$5,472,000	(2)
Annual Incentive				(3)		(3)	1,087,488	(4)	1,296,000	(5)
Vesting of PSU Awards							3,068,502	(6)	10,197,936	(7)
Vesting of 2009 RSU Award							806,400	(6)	806,400	(8)
Vesting of Stock Options	$659,272	(9)	$659,272	(9)			659,272	(6)	659,272	(10)
ESU Program									1,202,513	(11)
Retirement Benefit (401(k) and Excess Plan)									196,992	(11)
Health Benefits	29,360	(12)	29,360	(12)	$29,360	(12)	29,360	(12)	49,098	(11)
Life Insurance Premium									2,880	(11)
Auto							20,975	(13)
280G Tax Gross-Up									7,428,559	(14)

Total	$688,632		$688,632		$29,360		$6,964,304		$27,311,650

Potential Payments upon Termination—Karl G. Glassman

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary or Severance Payments							$969,231	(1)	$3,510,000	(2)
Annual Incentive			(3)		(3)		679,824	(4)	810,000	(5)
Vesting of PSU Awards							1,339,261	(6)	4,450,320	(7)
Vesting of 2009 RSU Award							633,600	(6)	633,600	(8)
Vesting of Stock Options							405,651	(6)	494,454	(10)
ESU Program									816,099	(11)
Retirement Benefit (401(k) and Excess Plan)									113,400	(11)
Health Benefits	$34,344	(12)	$34,344	(12)	$34,344	(12)	34,344	(12)	43,498	(11)
Life Insurance Premium									2,400	(11)
Auto							26,800	(13)
280G Tax Gross-Up									4,105,621	(14)

Total	$34,344		$34,344		$34,344		$4,088,711		$14,979,392

Potential Payments upon Termination—Matthew C. Flanigan

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary							$565,385	(1)
Annual Incentive			(3)		(3)		351,187	(4)
Vesting of PSU Awards							734,738	(6)	$2,441,376	(7)
Vesting of 2009 RSU Award							432,000	(6)	432,000	(8)
Vesting of Stock Options							197,807	(6)	241,113	(10)
Health Benefits	$30,682	(12)	$30,682	(12)	$30,682	(12)	30,682	(12)	30,682	(12)
Auto							34,425	(13)

Total	$30,682		$30,682		$30,682		$2,346,224		$3,145,171

Potential Payments upon Termination—Paul R. Hauser

	Total Disability		Executive’s Retirement		Termination by Company for Cause	Termination by Company without Cause		Termination following Change in Control
Vesting of PSU Awards								$1,650,096	(7)
Vesting of Stock Options	$195,723	(9)	$195,723	(9)		$195,723	(9)	195,723	(10)

Total	$195,723		$195,723			$195,723		$1,845,819

Potential Payments upon Termination—Joseph D. Downes, Jr.

	Total Disability		Executive’s Retirement		Termination by Company for Cause	Termination by Company without Cause		Termination following Change in Control
Vesting of PSU Awards								$1,841,616	(7)
Vesting of Stock Options	$178,115	(9)	$178,115	(9)		$178,115	(9)	178,115	(10)

Total	$178,115		$178,115			$178,115		$2,019,731

(1)	Salary continues for the term of the employment agreement (through the 2013 annual meeting of shareholders).

(2)	Monthly severance payments through the Protected Period, under the severance benefit agreement.

(3)	The employment agreements guarantee a pro-rated annual incentive for the year of separation in the event of a voluntary termination or termination for cause. Under the Key Officer Incentive Program, however, this amount vests on December 31 of each year, so no incremental compensation would have been payable as of December 31, 2011.

(4)	In the event of a termination without cause, the executive officer will receive annual incentive payments throughout the term of the employment agreement based upon the average annual incentive payout percentage for the prior five years.

(5)	The severance benefit agreement provides for a pro-rata bonus payment at the 150% maximum payout level for the year in which the termination occurs.

(6)	Following a termination without cause, equity awards continue to vest as if the executive officer were employed for the term of the employment agreement.

(7)	The PSU awards provide for payout at the 175% maximum upon a termination of employment following a change in control of the Company.

(8)	The 2009 RSU awards provide for immediate 100% vesting upon a termination of employment following a change in control of the Company.

(9)	Because Mr. Haffner, Mr. Hauser and Mr. Downes are eligible for retirement under the terms of their stock option grants, their options will continue to vest and remain exercisable for three years and six months following any termination of employment (except in the case of a termination of employment as the result of gross misconduct).

(10)	All stock options granted to salaried employees become immediately exercisable in the event of a change in control of the Company.

(11)	The severance benefit agreement provides for a continuation of health insurance, retirement plan contributions and certain fringe benefits through the Protected Period.

(12)	We provide health insurance during the non-compete period, which is the later of two years following termination or until the 2013 annual meeting of shareholders.

(13)	The employment agreements provide for the executive officer to receive title to his company car upon termination of employment by the Company without cause.

(14)	The calculation of the Section 280G tax gross-up payment assumes the following tax rates: Section 280G excise tax—20%; effective federal income tax—32.9%; state income tax—6%; and Medicare tax—1.45%. To calculate the Section 280G gross-up, we reduced the excess parachute payment by the amount of the incentive award compensation actually earned in 2011, as this amount represents payment for services rendered prior to the change in control. The incentive award is earned over the calendar year, so it was fully earned by December 31, 2011. We included the excess of the required 150% payout over the actual 2011 payout percentage in the calculation of the Section 280G gross-up amount.

The only additional compensation paid in connection with a termination of employment as the result of an executive officer’s death is a life insurance benefit. The life insurance coverage for our NEOs is the same as that provided to other salaried employees—a $500,000 death benefit, which doubles in the event of death due to an accident.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on March 5, 2012, by the Company’s directors, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers, and all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Directors and Executive Officers	Common Stock (1)	Stock Units (2)	Options Exercisable within 60 Days	Total	% of Class (3)
Robert E. Brunner, Director	15,938			15,938
Ralph W. Clark, Director	20,509	17,891	13,466	51,866
Joseph D. Downes, Jr., Senior Vice President, President—Industrial Materials Segment	148,597	39,975	180,142	368,714	0.25%
R. Ted Enloe, III, Director	4,000	17,891	40,993	62,884
Richard T. Fisher, Board Chair	162,853	997	8,025	171,875	0.12%
Matthew C. Flanigan, Senior Vice President— Chief Financial Officer, Director	117,432	61,133	357,154	535,719	0.37%
Karl G. Glassman, Executive Vice President and Chief Operating Officer, Director	180,418	168,480	782,815	1,131,713	0.78%
Ray A. Griffith, Director	5,525	9,199		14,724
David S. Haffner, President and Chief Executive Officer, Director	1,083,909	303,070	1,277,317	2,664,296	1.84%
Paul R. Hauser, former Senior Vice President, President—Residential Furnishings Segment[4]	12,414	45,125	175,497	233,036	0.16%
Joseph W. McClanathan, Director	27,879		1,454	29,333
Judy C. Odom, Director	34,574	6,703	11,083	52,360
Maurice E. Purnell, Jr., Director	32,318	7,958	24,376	64,652
Phoebe A. Wood, Director	28,060	21,220	976	50,256
All executive officers and directors as a group (20 persons)	2,229,982	858,502	3,707,980	6,796,464	4.70%

(1)	Includes shares pledged as security for the following directors and officers: Fisher—50,000; all executive officers and directors as a group—94,973.

(2)	Stock units are held on account under the Company’s Executive Deferred Stock Program, Executive Stock Unit Program, Deferred Compensation Program, and Director Restricted Stock Unit Grants. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution (although the Company has the option to settle all or a portion of the distributions under the ESU
Program and the Deferred Compensation Program in cash, in its discretion), which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.

(3)	Beneficial ownership of less than .1% of the class is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

(4)	Mr. Hauser retired as Senior Vice President, President—Residential Furnishings Segment on February 18, 2012. His replacement, Perry E. Davis, is included in the “All executive officers and directors as a group” calculation.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of February 15, 2012, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
State Street Corporation	17,636,352	(1)	12.7%
One Lincoln Street
Boston, MA 02111
BlackRock, Inc.	10,409,765	(2)	7.5%
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.	7,166,494	(3)	5.3%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	State Street Corporation (“SSC”) is deemed to have shared voting and shared dispositive power with respect to 17,636,352 shares. SSC reported that its subsidiary SSGA Funds Management, Inc. (“SSGA”), acting in various capacities, is deemed to have shared voting power and shared dispositive power with respect to 13,370,375 of those shares. This information is based on Schedule 13G of SSC filed February 9, 2012, which reported beneficial ownership as of December 31, 2011.

(2)	BlackRock, Inc. (“BlackRock”) is deemed to have sole voting and sole dispositive power with respect to 10,409,765 shares. This information is based on Schedule 13G/A of BlackRock filed February 13, 2012, which reported beneficial ownership as of December 30, 2011.

(3)	The Vanguard Group, Inc. (“Vanguard”) is deemed to have sole voting power and shared dispositive power with respect to 198,484 shares and sole dispositive power with respect to 7,166,494 shares. This information is based on Schedule 13G/A of Vanguard field February 9, 2012, which reported beneficial ownership as of December 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC and the NYSE. Based on our records, we believe our executive officers and directors made all filings on a timely basis in 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2011. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	17,163,800	(1)	$20.54	3,700,645	(2)(3)
Equity compensation plans not approved by shareholders	N/A		N/A	N/A

Total	17,163,800		$20.54	3,700,645

(1)	This number represents the stock issuable under the following plans:

Director Stock Option Plan	29,254
Flexible Stock Plan—Options	11,145,504
Flexible Stock Plan—Vested Stock Units	3,791,449
Flexible Stock Plan—Unvested Stock Units	2,197,593

Director Stock Option Plan. This is a frozen plan, and no future awards will be granted under it; however, 29,254 options remain outstanding under the plan.

Flexible Stock Plan. This includes 11,145,504 options outstanding and 5,989,042 stock units convertible to common stock. The stock units include grants of RSUs and PSUs covering 2,164,576 shares that are still subject to forfeiture if vesting conditions are not satisfied. The remaining stock units are held in our ESU Program, Deferred Compensation Program and Executive Deferred Stock Program, and only 33,017 of those stock units are unvested. See pages 37-38 and 50 for descriptions of these programs.

(2)	Shares available for future issuance include: 2,595,482 shares under the Flexible Stock Plan and 1,105,163 shares under the 1989 Discount Stock Plan. The 1989 Discount Stock Plan is a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

(3)	Of the 2,595,482 shares available under the Flexible Stock Plan as of December 31, 2011, no more than 1,452,711 can be granted for awards other than options; however, upon approval of the Compensation Committee, awards other than options may be granted in excess of this limit, in which case the number of shares available under the Flexible Stock Plan is reduced by three shares for each non-option share.

APPENDIX A: FLEXIBLE STOCK PLAN

LEGGETT & PLATT, INCORPORATED

FLEXIBLE STOCK PLAN

Amended and Restated

Effective as of May 10, 2012

1.	ESTABLISHMENT OF PLAN

1.1 Name. The name of the Plan is the “Leggett & Platt, Incorporated Flexible Stock Plan.”

1.2 Purpose. The purpose of the Plan is to advance the Company’s long-term interests by providing awards that allow the Company to attract and retain valuable employees, align the interests of directors, employees and other key individuals with the interests of shareholders, and reward outstanding performance.

1.3 Effective Date and Term. This amended and restated Plan (the “2012 Restatement”) is an amendment and restatement of the Plan that was effective May 13, 2010, and will become effective as of May 10, 2012 (the “Effective Date”), subject to approval by the Company’s shareholders, and shall continue in full force and effect until the tenth anniversary of the Effective Date.

2.	DEFINITIONS

2.1 General Definitions. Unless otherwise specifically defined or unless the context clearly otherwise requires, the words and phrases used in the Plan are defined as set forth below. In addition to the definitions below, certain words and phrases used in the Plan and any agreement may be defined in other portions of the Plan or agreement.

(a)	Affiliate. A Parent, Subsidiary, or any directly or indirectly owned partnership or limited liability company of the Company.

(b)	Agreement. The document that evidences the grant of any Award under the Plan and sets forth the terms, conditions, and restrictions relating to, such Award.

(c)	Award. Any Option, SAR, Restricted Stock, Stock Unit, Performance Award, Other Stock Based Award or Other Award granted or acquired pursuant to the Plan.

(d)	Board. The Board of Directors of the Company.

(e)	Change in Control. Change in Control shall mean the acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following the sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company or a Subsidiary. Notwithstanding the foregoing, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, a Change in Control shall mean one of the foregoing events but only to the extent it also meets the requirements of an event qualifying for a distribution of deferred compensation under Section 409A(a)(2)(A)(v) of the Code.

(f)	Code. The Internal Revenue Code of 1986, as amended.

(g)	Company. Leggett & Platt, Incorporated.

(h)	Committee. The Committee described in Section 5.1 or, in the absence of the Committee, the Board.

(i)	Common Stock. The Company’s $.01 par value Common Stock.

(j)	Employee. Any person employed by the Employer.

(k)	Employer. The Company or any Affiliate.

(l)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(m)	Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date, or such other value as determined in a manner that would not trigger adverse tax consequences under Code Section 409A and in accordance with the terms specified in an Award Agreement.

(n)	Fiscal Year. The Company’s taxable year, which is the calendar year.

(o)	Parent. Any entity (other than the Company) in an unbroken chain of entities ending with the Company, if, at the time of the grant of an Option or other Award, each of the entities (other than the Company) owns 50% or more of the total combined voting power of all classes of stock or ownership interests in one of the other entities in such chain.

(p)	Participant. An individual who is granted an Award under the Plan, and any beneficiary or authorized transferee of such individual.

(q)	SEC. The Securities and Exchange Commission.

(r)	Share. A share of Common Stock.

(s)	Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain.

3.	COMMON STOCK

3.1 Number of Shares. The number of Shares available for grant as an Award under the Plan after the Effective Date shall be the sum of (a) all outstanding Awards previously granted under the Plan on the Effective Date, (b) all Shares authorized and available for issuance or grant as Awards immediately prior to the Effective Date and (c) 10,700,000 Shares. Shares may be authorized but unissued Shares, Shares held in the treasury, or both. Notwithstanding the preceding sentence, only Shares held in the treasury may be used to provide an Award to a Participant if the use of authorized but unissued Shares would violate any applicable law, rule or regulation.

3.2 Share Usage. Of the Shares available for grant under the Plan after the Effective Date, (a) Shares issued pursuant to Options or SARs shall reduce the number of Shares available under Section 3.1 by one (1) Share with respect to each Share issued pursuant to such Award of Options or SARs and (b) Shares issued pursuant to Awards other than Options or SARs shall reduce the number of Shares available under Section 3.1 by three (3) Shares with respect to each Share issued pursuant to such Award. Awards settled in cash shall not reduce the Shares available for grant under the Plan. If an Award expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Awards shall again be available for grant under the Plan.

The following Shares shall not become available for issuance under the Plan:

(a)	Shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under this Plan;

(b)	Shares reserved for issuance upon grant of SARs, to the extent the number of reserved Shares exceeds the number of Shares actually issued upon exercise of the SARs; and

(c)	Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Options or SARs granted under the Plan.

3.3 Adjustments.

(a)	If there is any change in the Common Stock of the Company by reason of any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per Share value of Shares underlying an Award to change, such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”), the total number of Shares reserved for issuance under the Plan, the maximum number of Shares issuable for a given type of Award or to an individual Participant, and any outstanding Awards granted under the Plan and the price thereof, if any, shall be proportionately adjusted by the Committee; provided that the number of Shares subject to an award shall always be a whole number.

(b)	In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, or other change in capital structure of the Company, tender offer for shares of Stock or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may take any of the actions permitted by Section 15.

3.4 Tax Code Limits. The aggregate number of Shares subject to Options or SARs granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000. If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of Shares for which Options may be granted to Participant as described in this Section. The aggregate number of Shares subject to Restricted Stock, Performance Awards, Stock Unit Awards or Other Stock Based Awards, to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, that can be granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000. To the extent that Performance Awards, Stock Unit Awards or other Stock Based Awards are payable in cash, the Fair Market Value per Share at the date of grant shall count against the 1,000,000 Share limit in this Section, but shall not count against the Share limit in Section 3.1. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3.3, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate dollar amount of Awards that are not denominated in Shares or determined by reference to a number of Shares, to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, that can be paid during any calendar year to any one Participant shall not exceed $4,000,000.

3.5 ISO Limit. Up to one hundred percent (100%) of the Shares available for grant under the Plan after the Effective Date may be available for grants of ISOs.

4.	PARTICIPANTS AND ELIGIBILITY

4.1 Participants. Awards may be granted to:

(a)	Employees;

(b)	non-employee directors of the Company;

(c)	individuals who, and entities that, render services to an Employer.

4.2 Eligibility. The Participants and the Awards they receive under the Plan shall be determined by the Committee. In making its determinations, the Committee shall consider any factors it deems relevant in selecting Participants and determining the amount and type of their respective Awards. Such factors shall include, but are not limited to, past, present and expected future contributions of Participants and potential Participants to the Employer. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The Committee’s grant of an Award to a Participant in any year shall not require the Committee to grant an Award to that Participant in any other year.

5.	ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3 of the Exchange Act and who are “outside directors” as defined in Code section 162(m)(4) and the applicable Treasury Regulations. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. At any meeting of the Committee at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the members present. Any action of the Committee may be taken without a meeting if a consent setting forth the action in writing is signed by all the members of the Committee. All determinations of the Committee shall be final and binding on all persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate. No member of the Board or any of its Committees shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

5.2 Authority. Subject to the terms of the Plan and such resolutions as may from time to time be adopted by the Board, the Committee shall have full power and discretion to:

(a)	determine the Participants to whom Awards may be granted;

(b)	determine the type of Award to be granted to each Participant;

(c)	determine the number of Shares to be covered by each Award;

(d)	determine the terms and conditions of any Award;

(e)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or cancelled or suspended;

(f)	determine, in accordance with applicable law, whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

(g)	interpret and administer the terms of the Plan and any instrument or Agreement entered into under the Plan;

(h)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i)	make any other determination and take any other action it deems necessary or desirable for administration of the Plan.

5.3 Delegation. The Committee may delegate all or any part of its authority under the Plan to any Employee or committee, except that it may not delegate any action related to grants of Awards to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Code section 162(m)(3).

6.	OPTIONS

6.1 Description. An Option is a right to purchase a number of Shares at a price, at such times, and upon such other terms and conditions specified in the documents evidencing the Award. The Committee may grant Options intended to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, as well as non-qualified options (“NQSOs”) under the Plan. Except as otherwise provided in Sections 6.2 and 6.3, the terms and conditions of all Options shall be determined by the Committee.

6.2 ISOs. ISOs can be granted only to Employees of the Company, a Parent, or a Subsidiary. Each ISO must be granted to an Employee for a term not to exceed ten years from the date of grant. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The terms of an ISO shall meet all requirements of Section 422 of the Code.

6.3 NQSOs. The purchase price for Shares under any NQSO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The term of any NQSO shall not exceed ten years from the date of grant.

7.	STOCK APPRECIATION RIGHTS

A Stock Appreciation Right (“SAR”) gives a Participant the right to receive, for each SAR exercised, an amount equal to the excess of the Fair Market Value of a Share on the date the SAR is exercised and the Fair Market Value of a Share on the date the SAR was granted. The term of any SAR shall not exceed ten years from the date of grant. SARs may be settled in cash or in Stock, as determined by the Committee, and are subject to the terms and conditions expressed in the document evidencing the Award.

8.	RESTRICTED STOCK

8.1 Description. A Restricted Stock Award is an award of Shares, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Restricted Stock may be issued in certificate form or held in book entry on the records of the Company’s transfer agent and registrar. If Restricted Stock is issued in certificate form, the Shares may be held by the Company (or other person designated by the Committee) as escrow agent until the restrictions on such Shares have lapsed or the Company may require the certificate to bear a legend stating that such Shares are non-transferable until all restrictions have been satisfied and the legend has been removed.

8.2 Voting Rights. Recipients of Restricted Stock shall have full voting rights with respect to such Shares during the restriction period, unless otherwise determined by the Committee.

8.3 Dividends. Recipients of Restricted Stock shall be entitled to receive dividends and other distributions with respect to such Shares during the restriction period, unless otherwise determined by the Committee. Dividends may be paid in cash or in stock, at the Committee’s discretion. If paid in stock, the dividend Shares shall be subject to the same restrictions as the Shares of Restricted Stock with respect to which they were paid.

8.4 Price of Restricted Stock. As permitted under applicable law, the Committee shall determine the price, if any, at which Restricted Stock shall be sold or awarded to Participants.

8.5 Non-Transferability. Shares of Restricted Stock shall not be transferable during the restriction period except for transfer by bequest or inheritance or as otherwise permitted by the Committee.

9.	STOCK UNITS

9.1 Description. A Stock Unit Award is the award of a right to receive the market value of one Share, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Stock Units may be settled in cash or in stock, as determined by the Committee. Stock Units represent an unfunded and unsecured obligation of the Company. Participants shall have no rights as a shareholder with respect to Stock Units until such Stock Units have been converted to Shares and delivered to the Participant.

9.2 Dividend Equivalents. Stock Units may accrue dividend equivalents, as determined by the Committee.

9.3 Price of Stock Units. As permitted under applicable law, the Committee shall determine the price, if any, at which Stock Units shall be sold or awarded to Participants.

10.	PERFORMANCE AWARDS

A Performance Award entitles a Participant to receive a specified number of Shares or cash equal to the Fair Market Value of such Shares at the end of a performance period, as specified in the document evidencing the Award. The ultimate number of Shares distributed or cash paid depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

11.	OTHER STOCK BASED AWARDS AND OTHER AWARDS

11.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares and the grant of securities convertible into Shares. “Other Stock Based Award” means an Award (other than the types of Awards specified in Sections 6 through 10) that has a value that is derivative of the value of, determined by reference to a number of Shares, or determined by reference to dividends payable on, Stock, and may be settled in Stock or in cash.

11.2 Other Awards. The Committee shall have the right to provide other types of Awards under the Plan (including cash) in addition to those specifically listed, if the Committee believes that such Awards would further the purposes for which the Plan was established.

12.	AGREEMENTS AND PROVISIONS OF AWARDS

12.1 Grant Evidenced by Agreement. The grant of any Award under the Plan may be evidenced by an Agreement which shall describe the specific Award granted and the terms and conditions of the Award. If required by the Committee, the granting of any Award may be subject to, and conditioned upon, the recipient’s execution of any Agreement. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan in effect on the date of the Award, unless otherwise specified in the Agreement or in any amendment to the Plan or the Agreement.

12.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine necessary or appropriate for the Award, which may include: description of the type of Award; the Award’s duration; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Award of the Participant’s death or termination of employment; the Award’s conditions; when, if, and how any Award may be forfeited, converted into another Award, modified, exchanged for another Award, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

12.3 Performance Conditions. The Committee may require the satisfaction of certain performance goals as a condition to the grant or vesting of any Award provided under the Plan.

12.4 Payment. Upon the exercise of any Option or in the case of any Award that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due the Company;

(c)	by any combination of the payment methods specified in (a) and (b) above.

Notwithstanding the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or to the extent so provided in an Agreement.

In addition, the Committee may, in its discretion, permit any other manner of exercise and methods by which the exercise may be paid as its determines, which may include broker-assisted cashless exercise arrangements or other cashless exercise arrangements.

The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Awards shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.5 Deferral. Subject to the requirements of Code Section 409A, the right to receive any Award under the Plan may, at the request of the Participant but subject to approval of the Committee (which may be withheld for any reason), be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends or dividend equivalents on deferrals denominated in Shares.

12.6 Withholding. The Company may, at the time any distribution is made under the Plan, or at the time any Option is exercised, or at any time required by law, withhold from such distribution or Shares issuable upon the exercise of an Option, the amount necessary to satisfy the minimum statutory tax withholding requirements with respect to such distribution or exercise of such Option. The Committee or the Company may, at any time, require a Participant to tender the Company cash in the amount necessary to comply with any such withholding requirements.

12.7 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Award may be granted in tandem with an ISO except a SAR.

12.8 Awards Not Transferable. Except to the extent that the Committee may provide otherwise as to any Awards other than Options, Awards are not transferable or assignable except by will or by the laws of descent and distribution, and are exercisable, during the Participant’s lifetime only by the Participant, or in the event of disability of the Participant, by the legal representative of the Participant, or in the event of death of the Participant by the legal representative of the Participant’s estate. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

12.9 Awards to Non-U.S. Participants. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which Participants residing outside the United States of America shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or termination of employment; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and, the withholding procedures and handling of any Stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

13.	AMENDMENT AND TERMINATION OF PLAN

13.1 Amendment and Termination. The Board shall have the sole right and power to amend or terminate the Plan at any time, except that the Board may not amend the Plan, without approval of the shareholders of the Company, in a manner that would cause Options which are intended to qualify as ISOs to fail to qualify or in a manner which would violate applicable law, and the Board shall obtain stockholder approval for any amendment to the Plan that, (a) except as provided in Section 3.3 of the Plan, increases the number of Shares available under the Plan, (b) expands the classes of individuals eligible to receive Awards, or (c) would otherwise require stockholder approval under the rules of the applicable exchange.

13.2 Participants’ Right. The amendment or termination of the Plan shall not adversely affect a Participant’s right to any Award granted prior to such amendment or termination, without the consent of the Participant to whom such Award was granted.

14.	MODIFICATION OR TERMINATION OF AWARDS

14.1 Committee’s Right. Any Award granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent (a) not prohibited by the Plan or the applicable Agreement (except to the extent that such action would adversely affect the rights of the Participant in a manner not expressly contemplated by the Plan or Agreement), or (b) with the consent of the Participant to whom such Award was granted. The Committee shall have the right, in its discretion, to cancel all or any portion of an Award issued to a Participant who (a) violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement, or (b) during the period of employment of service, established a relationship with a competitor of the Company or engaged in activity that was in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement.

14.2 Clawbacks. Notwithstanding anything to the contrary contained in the Award Agreement, the Committee shall have the right to require a Participant to forfeit any or all of the income or other benefit received on the vesting, exercise, or payment of an Award (a) if, in its sole discretion, the Committee determines that the Participant engaged in any activity referred to in Section 14.1, or (b) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, and to the extent permitted by applicable law.

14.3 Replacement. The Committee may permit a Participant to elect to surrender an Award in exchange for a new Award to the extent such surrender and exchange would not result in adverse tax consequences under Code Section 409A. However, the Committee may not cancel an outstanding Option or SAR that is underwater for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price or granting a replacement Award of a different type, including cash.

14.4 No Repricing. Other than as provided in Section 3.3, the exercise price of an Option or SAR may not be reduced without shareholder approval.

15.	CHANGE IN CONTROL OR CHANGE DESCRIBED IN SECTION 3.3(b)

To the end of preserving the intended economic benefits of Awards to the extent feasible, in the event of a Change in Control or other event described in Section 3.3(b), the Committee may, in any Agreement evidencing an Award, or at any time prior to or simultaneously with or after such event, make such adjustments with respect to Awards as it deems necessary or appropriate, but only to the extent such action would not result in adverse tax consequences under Code Section 409A. Without in any way limiting the generality of the foregoing, the Committee may:

(a)	provide for the acceleration of any time periods relating to the exercise or realization of such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee;

(b)	provide for the purchase of such Award, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Award had such Award been currently exercisable or payable;

(c)	make such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(d)	cause the Awards then outstanding to be assumed, or new Awards substituted therefore, by the surviving corporation in such change.

16.	MISCELLANEOUS PROVISIONS

16.1 Headings and Subheadings. The headings and subheadings contained in the Plan are included only for convenience and shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

16.2 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

16.3 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

16.4 No Employment Contract. The adoption of the Plan or grant of an Award under the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

16.5 No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

16.6 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to an Award, the provisions in the Section of the Plan which specifically grants such Award shall control those in a different Section.

16.7 Section 409A Compliance. Some of the Awards that may be granted pursuant to the Plan may be considered non-qualified deferred compensation subject to Section 409A of the Code. If an Award is subject to Section 409A, the Award Agreement and this Plan are intended to meet all of the requirements of Section 409A and any applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A, an Award may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A or to exclude or exempt the Plan or any Award from the requirements of Section 409A. Notwithstanding anything in the Plan or any Award to the contrary, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, in the event that a Participant is determined to be a specified employee in accordance with Code Section 409A, for purposes of any payment upon separation from service hereunder, such payments shall be made or begin, as applicable, six months following the date of separation from service.

17.	CODE SECTION 162(m) PROVISIONS

17.1 Application to Covered Employee. Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is granted to a Participant that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, then the Committee may provide that this Section 17 is applicable to such Award.

17.2 Performance Criteria. Awards may be made subject to the achievement of performance goals established by the Committee relating to one or more business criteria pursuant to Section 162(m) of the Code (the “Performance Criteria”). Performance Criteria may be applied to the Company, an Affiliate, a Subsidiary, division, business unit or individual, or any combination thereof, and may be measured in absolute levels or relative to another company or companies a peer group, an index or Company performance in a previous period. Performance may be measured annually or cumulatively over a longer period of time. Performance Criteria that may be used to establish performance goals are: cash flow, free cash flow, net cash flow, operating cash flow; earnings, earnings per share, earnings per share growth, EBIT, EBITDA, gross margin, increase in total revenues, operating earnings, revenue, retained earnings; business trends, capacity utilization, compliance and safety, gains, leadership, market capitalization, market share, operating efficiency, product development, project progress or completion, quality; budget achievement, costs, net income, operating income or net operating income, ratio of operating earnings to capital spending, working capital; economic profit, economic value added, financial return ratios, net margin, net profits, profit returns and margins, operating profits, return on assets or net assets, return on capital employed, return on invested capital, return on equity; share price performance and total shareholder return. At the time an Award is granted, the Committee shall specify in the Award Agreement or other document evidencing the Award whether performance will be evaluated including or excluding the effect of any of the following events that occur during the applicable performance period: (i) extraordinary, unusual or non-recurring items; (ii) gains or losses on the disposition of a business; (iii) the effects of changes in tax or accounting regulations; (iv) the effects of mergers or acquisitions; or (v) asset write-downs. The inclusion or exclusion of these items shall be expressed in a form that satisfies the requirements of Section 162(m) of the code. The performance goals for each Participant and the amount payable if those goals are met shall be established in writing for each specified period of performance by the Committee no later than 90 days after the commencement of the period of service to which the performance goals relate and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. The performance goals shall be objective. Such goals and the amount payable for each performance period if the goals are achieved shall be set forth in the applicable Award Agreement. No amounts shall be payable to any Participant for any performance period unless and until the Committee certifies that the performance goals and any other material terms were in fact satisfied.

17.3 Adjustment of Payment. Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 17, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award.

17.4 Other Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 17 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

Driving Directions to the Wright Conference Center

No. 1 Leggett Road, Carthage, Missouri

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 10, 2012

10:00 a.m. Central Time

LEGGETT & PLATT, INCORPORATED

WRIGHT CONFERENCE CENTER

No. 1 Leggett Road

Carthage, Missouri 64836

LEGGETT & PLATT, INCORPORATED No. 1 Leggett Road Carthage, Missouri 64836	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), hereby acknowledges receipt of the Notice of 2012 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2011, and hereby appoints David S. Haffner and John G. Moore as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2012 Annual Meeting of Shareholders of the Company to be held on May 10, 2012 at 10:00 a.m. Central Time at the Company’s headquarters, located at No. 1 Leggett Road, Carthage, Missouri 64836, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S FLEXIBLE STOCK PLAN; FOR APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPANY’S PROXY STATEMENT; AND AGAINST THE SHAREHOLDER PROPOSAL REQUESTING THE ADDITION OF SEXUAL ORIENTATION AND GENDER IDENTITY TO THE COMPANY’S WRITTEN NON–DISCRIMINATION POLICY. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE VOTE BY INTERNET OR MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Address Change? Mark Box to the right and Indicate changes below: ☐	Return Your Proxy by Mail or Vote by Internet 24 Hours a Day, 7 Days a Week

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/leg Use the Internet to vote your proxy until 5:00 p.m. (CT) on May 9, 2012.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4, and AGAINST Proposal 5.

1. Election of directors:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

a. Robert E. Brunner	☐	☐	☐	g. Ray A. Griffith	☐	☐	☐

b. Ralph W. Clark	☐	☐	☐	h. David S. Haffner	☐	☐	☐

Please fold here – Do not separate

c. R. Ted Enloe, III	☐	☐	☐	i. Joseph W. McClanathan	☐	☐	☐

d. Richard T. Fisher	☐	☐	☐	j. Judy C. Odom	☐	☐	☐

e. Matthew C. Flanigan	☐	☐	☐	k. Maurice E. Purnell, Jr.	☐	☐	☐

f. Karl G. Glassman	☐	☐	☐	l. Phoebe A. Wood	☐	☐	☐

2. Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.					☐ For	☐ Against	☐ Abstain

3. Approval of the amendment and restatement of the Company’s Flexible Stock Plan.					☐ For	☐ Against	☐ Abstain

4. An advisory vote to approve named executive officer compensation as described in the Company’s proxy statement.					☐ For	☐ Against	☐ Abstain

5. A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy.					☐ For	☐ Against	☐ Abstain

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND AGAINST PROPOSAL 5.

Date

Signature(s) in Box

Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

LEGGETT & PLATT, INCORPORATED ANNUAL MEETING FOR HOLDERS AS OF 3/5/12 TO BE HELD ON 5/10/12 Your vote is important. Thank you for voting.
Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 pm ET the night before the meeting or cutoff date.

To vote by Internet

1)    Go to website www.proxyvote.com.

2)    Follow the instructions provided on the website.

To vote by Telephone

1)    Call 1-800-454-8683.

2)    Follow the instructions.

To vote by Mail

1)    Check the appropriate boxes on the voting instruction form below.

2)    Sign and date the voting instruction form.

3)    Return the voting instruction form in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M43744-P19512

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following material is available at www.proxyvote.com: Notice and Proxy Statement and Annual Report
The Board of Directors recommends you vote FOR the following proposals:					PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON		☐
1.	Election of Directors

	Nominees:	For	Against	Abstain			For	Against	Abstain
	1a. Robert E. Brunner 1b. Ralph W. Clark 1c. R. Ted Enloe, III	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐
	1d. Richard T. Fisher 1e. Matthew C. Flanigan	☐ ☐	☐ ☐	☐ ☐	3.	Approval of the amendment and restatement of the Company’s Flexible Stock Plan.	☐	☐	☐
	1f. Karl G. Glassman 1g. Ray A. Griffith	☐ ☐	☐ ☐	☐ ☐	4.	An advisory vote to approve named executive officer compensation as described in the Company’s proxy statement .	☐	☐	☐
	1h. David S. Haffner 1i. Joseph W. McClanathan 1j. Judy C. Odom	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	5.

The Board of Directors recommends you vote AGAINST the following proposal:

A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy.

							☐	☐	☐
	1k. Maurice E. Purnell, Jr. 1l. Phoebe A. Wood	☐ ☐	☐ ☐	☐ ☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Signature [PLEASE SIGN WITHIN BOX]	Date